UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Autobytel Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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AUTOBYTEL INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 21, 2012

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Autobytel Inc., a Delaware corporation (“Autobytel” or “Company”), will be held at the offices of the Company, 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, on Thursday, June 21, 2012, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

1.      To elect one Class II Director;

2.      To approve an amendment to the Company's Certificate of Incorporation effecting a reverse stock split of the Company’s Common Stock, $0.001 par value per share;

3.      To ratify the appointment by the Company’s Audit Committee of Moss Adams LLP as the Company's independent registered public accounting firm for 2012; and

4.      To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

At the Annual Meeting, the Board of Directors intends to present Mark N. Kaplan as nominee for election to the Board of Directors.

The Board of Directors has fixed the close of business on April 25, 2012 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of Autobytel, 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, and will also be available for examination by any stockholder at the Annual Meeting until its adjournment.

The Company is enclosing a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

PLEASE READ CAREFULLY THE ACCOMPANYING PROXY STATEMENT. AUTOBYTEL INVITES ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD.

By Order of the Board of Directors
Jeffrey H. Coats President and Chief Executive Officer

Irvine, California
May ______, 2012

IMPORTANT

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED TO AUTOBYTEL’S TRANSFER AGENT AT ATTENTION: PROXY SERVICES, C/O COMPUTERSHARE INVESTOR SERVICES, P. O. BOX 43102, PROVIDENCE, RI 02940-5068, TO BE RECEIVED NO LATER THAN JUNE 20, 2012.  IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO AUTOBYTEL OF FURTHER SOLICITATION, THE COMPANY ASKS YOUR COOPERATION IN MAILING IN YOUR PROXY CARD PROMPTLY.

PROXY STATEMENT

Autobytel Inc.
18872 MacArthur Boulevard, Suite 200
Irvine, California 92612-1400

ANNUAL MEETING
To Be Held on June 21, 2012

THE ANNUAL MEETING

THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF AUTOBYTEL INC., A DELAWARE CORPORATION (“AUTOBYTEL” OR “COMPANY”), FOR USE AT AUTOBYTEL’S 2012 ANNUAL MEETING OF STOCKHOLDERS (“ANNUAL MEETING”) TO BE HELD ON THURSDAY, JUNE 21, 2012 AT 10:00 A.M., PACIFIC DAYLIGHT TIME, AT THE OFFICES OF THE COMPANY, 18872 MACARTHUR BLVD., SUITE 200, IRVINE, CALIFORNIA 92612-1400, AND AT ANY AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF, FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS.

This Proxy Statement of Autobytel is being mailed on or about May ____, 2012 to each stockholder of record as of the close of business on April 25, 2012.

Record Date and Outstanding Shares

Autobytel’s Board of Directors has fixed the close of business on April 25, 2012 as the record date for the Annual Meeting (“Record Date”). Only holders of record of Autobytel’s Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were __________________ shares of Common Stock outstanding and entitled to vote.

Quorum and Vote Required

Quorum.  The holders of record of a majority in voting power of the shares of stock of the Company issued and outstanding and entitled to be voted on any matter, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof.

Vote Required.  Holders of Autobytel Common Stock are entitled to one vote for each share held as of the Record Date on all matters to be voted on. The Company’s Bylaws provide that except as otherwise provided in the Company’s Certificate of Incorporation, in the Bylaws, the rules or regulations of any stock exchange applicable to the Company or by applicable law or regulation, all matters will be decided by the vote of a majority in voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting and on the matter. In the election of directors, the Bylaws provide that the persons receiving the greatest number of votes, up to the number of directors then to be elected, will be the persons elected. The affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date is required to approve Proposal 2 (Reverse Split Proposal).

Abstentions.  Any abstention will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST any proposal considered at the Annual Meeting required to be decided by a vote of a majority in voting power of the shares present in person or by proxy and entitled to vote on the matter or required to be decided by an affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date. Abstentions will not affect the election of the nominee to the Board of Directors as long as the nominee receives at least one vote in favor of the nominee’s election.

Broker Discretionary Voting.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. For example, the ratification of the appointment of our independent registered public accounting firm (Proposal 3) is considered to be a discretionary item on which banks and brokerage firms may vote. In addition, we believe that the approval of the amendment to our Certificate of Incorporation effecting a reverse stock split of the Company’s common stock (Proposal 2) is a discretionary item on which banks and brokerage firms may vote. The election of a Class II Director (Proposal 1) is considered to be a non-discretionary item on which banks and brokerage firms may not vote. Therefore, if you do not instruct your broker or representative regarding how you would like your shares to be voted, your bank or brokerage firm will not be able to vote on your behalf with respect to the election of a Class II Director. In the case of these non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. Your failure to give instructions to your broker will not affect the outcomes of Proposals 1 and 3 but would have the effect of a vote against Proposal 2 if your bank or broker did not vote your shares in connection with Proposal 2.

Expenses of Proxy Solicitation

Officers, directors and regular employees of Autobytel may solicit proxies by regular mail, electronic mail, facsimile transmission or personal calls. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses. In addition, Autobytel may retain MacKenzie Partners, Inc. to act as a proxy solicitor in conjunction with the Annual Meeting. Estimated fees and costs for such proxy solicitation services are $7,500 plus reasonable disbursements.

Autobytel will pay all of the expenses of soliciting proxies to be voted at the Annual Meeting. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies. They will be reimbursed for their reasonable out-of-pocket expenses incurred in that regard.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Autobytel Board of Directors for use at the Annual Meeting.  Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Autobytel.  All properly signed proxies that Autobytel receives prior to the vote at the Annual Meeting and that are not revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted FOR the nominee for Class II Director (Proposal 1); FOR the Reverse Stock Split Proposal (Proposal 2); and FOR ratification of the appointment by the Company’s Audit Committee of Moss Adams LLP as independent registered public accounting firm for 2012 (Proposal 3).

Autobytel’s Board of Directors does not know of any matter that is not referred to in this Proxy Statement to be presented for action at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxies will have discretion to vote on those matters in accordance with their best judgment.

Revocability of Proxy

If you are the holder of record for your shares, you may revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

•	delivering to the Company’s Secretary a revocation of the proxy or a proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Recommendation of the Board of Directors

The Board of Directors of Autobytel recommends that Autobytel stockholders vote FOR the election of Mr. Kaplan as Class II Director (Proposal 1); FOR the Reverse Stock Split Proposal (Proposal 2); and FOR ratification of the appointment by the Company’s Audit Committee of Moss Adams LLP as independent registered public accounting firm for 2012 (Proposal 3).

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE

PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 21, 2012: Copies of this Proxy Statement, the form of Proxy and the Company’s Annual Report on Form 10-K are available online at http://www.autobytel.com/proxymaterials.  Stockholders wishing to attend the Annual Meeting may obtain directions by calling us at (949) 862-1391.

PROPOSAL 1
NOMINATION AND ELECTION OF DIRECTOR

Nominee for Class II Director

Mr. Mark N. Kaplan is nominated for election as Class II Director at the Annual Meeting. The nominee for Class II Director was nominated by the Board of Directors at the recommendation of the Board of Director’s Corporate Governance and Nominations Committee.

Mark N. Kaplan. Mr. Kaplan was elected as a director of Autobytel in June 1998.  Mr. Kaplan was a member of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1979 through 1998 and currently is of counsel to that firm, Chairman of the Board and Chief Operating Officer of Engelhard Minerals & Chemicals Corporation (mining and chemicals) from 1977 to 1979, and President and Chief Executive Officer of Drexel Burnham Lambert (investment banking) from 1970 to 1977. Mr. Kaplan serves on the Board of Directors of the following companies whose shares are publicly traded: American Biltrite Inc. (adhesive-coated, pressure-sensitive papers and films; tile flooring) and Volt Information Sciences, Inc. (staffing services and telecommunications and information solutions), and is Chairman of the Audit Committee of Volt Information Sciences, Inc.  He also is a Trustee of Bard College, the New York Academy of Medicine, a member and former Chairman of the New York City Audit Committee, a Trustee and Chairman of the Audit Committee of WNET.org (provider of public media in New York City metropolitan area), a director of Gresham Management Co. (commodities management), and a director of The Pattison Group (a conglomerate).  Mr. Kaplan was formerly the Chairman of the Audit Advisory Committee of the Board of Education of The City of New York, Vice-Chairman and Governor of the Board of Directors of The American Stock Exchange, Inc., and a director of Security Industry Automation Corporation. Mr. Kaplan holds an A.B. from Columbia College and a J.D. from Columbia Law School.  Mr. Kaplan’s experience in securities and corporate laws, mergers and acquisitions, investment banking, and business management, as well as his qualification as an audit committee financial expert, led the Board to conclude that Mr. Kaplan should serve as one of our directors.

Voting for Class II Director

The persons named in the enclosed proxy card will vote FOR the election of Mark N. Kaplan as Class II Director unless instructed otherwise in the proxy.  Because no other nominees have been properly and timely nominated in accordance with the Company’s Bylaws, Mr. Kaplan will be elected as Class II Director as long as he receives at least one vote for his election. Holders of Common Stock are not entitled to cumulate their votes in the election of directors. The Class II Director will hold office until the 2015 Annual Meeting of Stockholders and until the director’s successor is duly qualified and elected. Although Mr. Kaplan has consented to serve as director if elected and the Board of Directors has no reason to believe that he will be unable to serve as a director, if Mr. Kaplan withdraws his nomination or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. KAPLAN.

PROPOSAL 2
APPROVAL OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION EFFECTING A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK, $0.001 PAR VALUE PER SHARE

The Company’s Board of Directors has adopted a resolution approving and recommending to the Company’s stockholders for their approval a proposal to amend the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended (collectively, the “Certificate of Incorporation”) to effect a reverse split of the Company’s outstanding shares of common stock, $0.001 par value, (“Common Stock”) within a range of one share of Common Stock for every three shares of Common Stock to one share of Common Stock for every five shares of Common Stock, with the exact reverse split ratio to be decided and publicly announced by the Board of Directors prior to the effective time of the reverse stock split amendment.  If the stockholders approve this Proposal 2, the Board of Directors will have the authority to decide, at any time prior to the Company’s next succeeding annual meeting of stockholders, whether to implement the reverse stock split and the precise ratio of the reverse stock split within a range of one-for-three shares of the Common Stock to one-for-five shares of the Common Stock.  If the Board of Directors decides to implement the reverse stock split, the reverse stock split will become effective upon the filing of an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (“Certificate of Amendment”).

The Board of Directors reserves the right, even after stockholder approval, to abandon or postpone the filing of the Certificate of Amendment if the Board of Directors determines that it is not in the best interests of the Company and the stockholders. If the amendment effecting the reverse stock split proposal approved by the stockholders is not implemented by the Board of Directors before the next succeeding annual meeting of stockholders, the proposal will be deemed abandoned, without any further effect. In that case, the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

The form of the Certificate of Amendment to accomplish the reverse stock split is attached to this Proxy Statement as Appendix A. The following discussion is qualified in its entirety by the full text of the Certificate of Amendment, which is incorporated herein by reference.

Background and Reasons For the Reverse Stock Split

The Common Stock is listed on The Nasdaq Capital Market under the symbol “ABTL.”  For the Common Stock to continue to be quoted on The Nasdaq Capital Market, the Company must satisfy the continued listing requirements established by The Nasdaq Stock Market LLC (“Nasdaq”).  Among other requirements, the Common Stock must maintain a minimum closing bid price of at least $1.00 per share. If the closing bid price of shares of the Common Stock is under $1.00 per share for thirty consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the one-hundred and eighty calendar days following notification by Nasdaq, Nasdaq may delist the Common Stock from trading on The Nasdaq Capital Market. In that event, the Common Stock would be quoted on the OTC Bulletin Board or the OTC Link (formerly the “pink sheets”).  These electronic quotation systems are generally considered to be less efficient and less broad than The Nasdaq Capital Market.  Neither of these electronic quotation systems is a stock exchange, and investors may be reluctant to invest in the Common Stock if it is not listed on The Nasdaq Capital Market. This could have a material adverse effect on the price of the Common Stock.

Prior to March 19, 2012, the Common Stock was listed for trading on The Nasdaq Global Market. On September 15, 2011, the Nasdaq Listing Qualifications Staff (“Staff”) notified the Company that it no longer satisfied the $1.00 minimum closing bid price requirement for continued listing on The Nasdaq Global Market and, in accordance with the Nasdaq Listing Rules, granted the Company 180 days to regain compliance with that requirement.  This initial grace period expired on March 13, 2012 without the Company regaining compliance with the minimum closing bid price requirement. At that time, the Company elected to apply for a transfer of the listing of the Common Stock to The Nasdaq Capital Market rather than appeal the determination to a Nasdaq Listing Qualification Panel. The Company’s transfer application was approved by the Staff on March 15, 2012, and the Common Stock began trading on The Nasdaq Capital Market on March 19, 2012. In connection with its approval of the listing transfer for the Common Stock, the Staff granted the Company another 180-day period within which to satisfy the $1.00 minimum closing bid price requirement, which period will expire on September 10, 2012. The Staff’s determination to grant the additional 180-day grace period was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market, with the exception of the minimum closing bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. During this second 180-day period, the Company is subject to delisting for failure to maintain compliance with any continued listing requirements other than the minimum closing bid price requirement. The Company is not in compliance with the minimum closing bid price requirement as of April 16, 2012.

The Board of Directors’ primary objective in proposing the reverse stock split is to increase the per share trading price of the Common Stock.  The Board believes that a higher price per share would better enable the Company to maintain the listing of the Common Stock on The Nasdaq Capital Market. The Board has considered the potential harm to the Company of a delisting from The Nasdaq Capital Market and believes that a reverse stock split would help the Company regain compliance with Nasdaq’s minimum closing bid price continued listing requirement.

The Board further believes that an increased stock price may encourage investor interest and improve the marketability of the Common Stock to a broader range of investors, thus enhancing its liquidity.  Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  Some of these policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint.  Additionally, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Common Stock results in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if the Company’s share price were substantially higher.  This factor may also limit the willingness of institutions to purchase the Common Stock.  The Board believes that the anticipated higher market price resulting from a reverse stock split would better enable institutional investors and brokerage firms with such policies and practices to invest in the Common Stock.

Determination of Reverse Stock Split Ratio

The Board of Directors believes that stockholder approval of an amendment that would allow the Board of Directors to determine the exact reverse stock split ratio within a specified range of one-for-three to one-for-five (rather than stockholder approval of a fixed reverse stock split ratio) provides the flexibility to achieve the desired results of the reverse stock split. If the stockholders approve Proposal 2, the reverse stock split would be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split is in the best interests of the Company and the stockholders at that time. In connection with any determination to effect a reverse stock split, the Board would set the timing for the reverse stock split and select the specific ratio within the range approved by the stockholders. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the stockholders approve Proposal 2, and the Board of Directors determines to effect a reverse stock split, the Company would communicate to the public, prior to the effective date of the reverse stock split, additional details regarding the reverse stock split, including the specific ratio selected by the Board of Directors.

The Board of Directors reserves its right to elect not to proceed, and to abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and the stockholders. If the Board does not implement the reverse stock split prior to the next succeeding annual meeting of stockholders, the authority granted in this proposal to implement the reverse stock split will terminate.

In determining the range of reverse stock split ratios to be submitted for stockholder approval, the Board of Directors considered numerous factors, including:

• the historical and projected performance of the Common Stock and volume level before and after the reverse stock split;

• prevailing market conditions;

• general economic and other related conditions prevailing in the Company’s industry and in the marketplace generally;

• the projected impact of the reverse stock split ratio on trading liquidity in the Common Stock and the Company’s ability to continue the Common Stock’s listing on The Nasdaq Capital Market;

• the Company’s capitalization (including the number of shares of the Common Stock issued and outstanding);

• the prevailing trading price for the Common Stock and its trading volume;

• potential devaluation of the Company’s market capitalization as a result of a reverse stock split; and

· information provided by B. Riley & Co., LLC, the Company's investment banking advisor, including its recommendation that, based on information and circumstances existing as of April 16, 2012, the Board of Directors should consider a range of reverse stock split ratios of one-for-three to one-for-four.

The Board of Directors will consider the conditions, information and circumstances existing at the time when it determines whether to implement a reverse stock split and, if it decides to impement a reverse stock split, the precise reverse stock split ratio.

Principal Effects of Reverse Stock Split

A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of the outstanding shares of the Common Stock into a proportionately smaller number of shares of Common Stock.  For example, if the reverse stock split is approved by stockholders and the Board of Directors elects a one-for-three reverse stock split, a stockholder holding 6,000 shares of Common Stock before the reverse stock split would hold 2,000 shares of Common Stock immediately after the reverse stock split.  Each stockholder’s proportionate ownership of our outstanding shares of Common Stock would remain the same, except that stockholders who would otherwise receive fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares.

Effect on Authorized, Issued and Outstanding, and Reserved Shares of Common Stock. Currently, we are authorized to issue up to a total of 200,000,000 shares of Common Stock of which 45,899,826 shares were issued and outstanding as of March 30, 2012 (“Selected Example Date”).  The proposed reverse stock split will not alter the relative rights and preferences of existing stockholders, subject to the payment of cash in lieu of fractional shares, or the number of shares of Common Stock authorized for issuance.   All issued and outstanding shares of Common Stock will remain fully paid and non-assessable after the reverse stock split. The number of stockholders of record would not be affected by the reverse stock split, except to the extent that any stockholder would hold only a fractional share interest and receives cash for that interest after the reverse stock split. The reverse stock split will increase the number of authorized but unissued shares of Common Stock available for future issuance in proportion to the number of issued and outstanding shares.

The following table sets forth the number of shares of Common Stock that would be authorized; the number of issued and outstanding shares of Common Stock and as a percentage of the authorized Common Stock; the number of shares of Common Stock unissued and reserved for issuance pursuant to the Company’s stock option, employee stock purchase and equity compensation plans, outstanding warrant and outstanding convertible note; and the number of unissued and unreserved shares of Common Stock following the effective date of a reverse stock split of the Common Stock (subject to rounding and before adjustment for any fractional shares) and reduction in the number of authorized shares of Common Stock pursuant to Proposal 2, using for purposes of this table the applicable number of shares in the applicable category as of the Selected Example Date.  The actual reverse stock split ratio approved by the Board of Directors, if any, may be any ratio within the range of one-for-three to one-for-five shares of Common Stock.

	Common Stock Authorized	Common Stock Issued and Outstanding (Number of Shares and Percentage of Authorized)		Common Stock Unissued and Reserved	Common Stock Unissued and Unreserved
Current	200,000,000	45,899,826	(22.9%)	18,746,104	135,354,070
Assuming 1 for 3 reverse stock split	200,000,000	15,299,942	(7.6%)	6,248,701	178,451,357
Assuming 1 for 4 reverse stock split	200,000,000	11,474,957	(5.7%)	4,686,526	183,838,518
Assuming 1 for 5 reverse stock split	200,000,000	9,179,965	(4.6%)	3,749,221	187,070,814

             Effect on Authorized Preferred Stock.  Currently the Company is authorized to issue up to a total of eleven million four hundred forty-five thousand one hundred eighty-seven (11,445,187) shares of Preferred Stock, par value $0.001 per share, none of which are issued and outstanding.  Two million (2,000,000) shares of Preferred Stock are designated “Series A Junior Participating Preferred Stock,” with the number of Series A Junior Participating Preferred Stock shares being subject to increase or decrease by resolution of the Board of Directors.  The Series A Junior Participating Preferred Stock is reserved for issuance in accordance with the Company’s Tax Benefit Preservation Plan.  The proposed amendment to the Certificate of Incorporation will not impact the total authorized number of shares of Preferred Stock or the par value of the Preferred Stock.

Effect on Voting Rights.  Proportionate voting rights and other rights of the holders of Common Stock would not be affected by the reverse stock split, other than as a result of the payment of cash in lieu of fractional shares as described below. For example, a holder of 1% of the voting power of the outstanding shares of Common Stock immediately prior to the effective time of the reverse stock split would continue to hold 1% of the voting power of the outstanding shares of Common Stock after the reverse stock split, subject to the payment of cash in lieu of fractional shares.  The Series A Junior Participating Preferred Stock is entitled to one vote per whole share.  The reverse stock split would not reduce the number of authorized shares of Series A Junior Participating Preferred Stock.  Accordingly, the percentage of votes potentially attributable to the Series A Junior Participating Preferred Stock would increase with respect to the Common Stock if the Tax Benefit Preservation Plan were triggered and any shares of Series A Junior Participating Preferred Stock were issued pursuant to the Tax Benefit Preservation Plan.

Effect on Par Value Shares and Accounting Matters. The reverse stock split will not affect the par value per share of the Common Stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to the Common Stock on the Company’s balance sheet (which consists of the par value per share of the Common Stock multiplied by the aggregate number of the issued shares of Common Stock) will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account (which consists of the difference between the Company’s stated capital and the aggregate amount paid to us upon the issuance of all currently issued  shares of Common Stock) will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of the Common Stock will be increased as a result of the reverse stock split because there will be fewer shares of  Common Stock outstanding.

Effect on Outstanding Options, Stock Option and Equity Incentive Plans, Warrant and Convertible Note. The reverse stock split, if and when implemented, will affect outstanding options to purchase Common Stock.  The Company’s stock option and equity incentive plans include provisions for appropriate adjustments to the number of shares of Common Stock covered by the plans and by stock options and other grants of stock-based awards under the plans, as well as the per share exercise prices.  If the Company’s stockholders approve the reverse stock split, an outstanding stock option to purchase one share of Common Stock would thereafter evidence the right to purchase a fraction of a share of Common Stock consistent with the reverse stock split ratio designated by the Board of Directors (rounding any fractional shares up to the nearest whole share), and the exercise price per share would be a corresponding multiple of the previous exercise price (rounded down to the nearest cent).  For example, if the Company effects a one-for-three reverse stock split, a pre-split option for 6,000 shares of Common Stock with an exercise price of $1.00 per share would be converted post-split into an option to purchase 2,000 shares of Common Stock with an exercise price of $3.00 per share.  Further, the number of shares of Common Stock authorized and reserved for issuance under the plans will be reduced in proportion to the exchange ratio of the reverse stock split.

 The Company has an outstanding warrant to purchase shares of Common Stock and a note convertible into Common Stock, both of which were issued in connection with an acquisition. Under the terms of the outstanding warrant and convertible note, the reverse stock split will effect a reduction in the number of shares of Common Stock issuable upon exercise of the warrant and upon conversion of the convertible note in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of the outstanding warrant and the conversion price of the outstanding convertible note.

As of the Selected Example Date, the Company had reserved or authorized for issuance 18,746,104 shares of Common Stock pursuant to the Company’s stock option, equity compensation and employee stock purchase plans, outstanding warrant, and outstanding convertible note. The following table sets forth the effect on the number of these shares following the effective date of a reverse stock split of the Common Stock (subject to rounding and before adjustment for any fractional shares), using for purposes of this table the applicable number of shares as of the Selected Example Date.  The actual reverse stock split ratio, if any, approved by the Board of Directors may be any number within the range of one-for-three to one-for-five shares of Common Stock.

	Reserved for Outstanding Stock Options	Authorized for Future Awards under Equity Incentive Compensation Plan	Authorized for Future Issuance under Employee Stock Purchase Plan	Reserved for Exercise of Warrant	Reserved for Conversion of Note	Total Authorized or Reserved
Current	8,532,879	2,186,881	650,000	2,000,000	5,376,344	18,746,104
Assuming 1 for 3 reverse stock split	2,844,293	728,960	216,667	666,667	1,792,115	6,248,701
Assuming 1 for 4 reverse stock split	2,133,220	546,720	162,500	500,000	1,344,086	4,686,526
Assuming 1 for 5 reverse stock split	1,706,576	437,376	130,000	400,000	1,075,269	3,749,221

Effect on Tax Benefit Preservation Plan. Under the Company’s Tax Benefit Preservation Plan, rights to purchase capital stock of the Company (“Rights”) have been distributed as a dividend at the rate of one Right for each issued and outstanding share of Common Stock.  Each Right entitles its holder, upon triggering of the Rights, to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $8.00 (as such price may be adjusted under the Tax Benefit Preservation Plan) or, in certain circumstances, to instead acquire shares of Common Stock. The Rights will be exercisable for shares of Common Stock or other capital stock of the Company in certain circumstances and subject to certain exceptions.  Subject to these exceptions, the Rights will be triggered upon the acquisition of 4.90% or more of the issued and outstanding shares of Common Stock or future acquisitions by any existing holders of 4.90% or more of the issued and outstanding shares of Common Stock. Subject to these exceptions, if a person or group acquires 4.90% or more of the issued and outstanding Common Stock, all rights holders, except the acquirer, will be entitled to acquire at the then exercise price of a Right that number of shares of Common Stock which, at the time, has a market value of two times the exercise price of the Right.  In connection with the reverse stock split, the number of Rights associated with each share of the Company’s Common Stock then outstanding or issued or delivered thereafter will be proportionately adjusted.

Effect on the Company’s Registration and Reporting Under the Securities Exchange Act of 1934 and Nasdaq Listing. The Common Stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Company is subject to the periodic reporting and other requirements of the Exchange Act.  The proposed reverse stock split will not affect the registration of the Common Stock or the Company’s reporting obligations under the Exchange Act.  If the proposed reverse stock split is implemented, the Common Stock will continue to be reported on the Nasdaq Capital Market under the symbol “ABTL” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).  The Company will obtain a new CUSIP number for the Common Stock effective at the time of the reverse stock split.

Implementation of Reverse Stock Split

Effective Time. If Proposal 2 is approved at the Annual Meeting and the Board of Directors elects, in its sole discretion, at any time prior to the Company’s next succeeding annual meeting of stockholders to implement the reverse stock split, the reverse stock split will become effective upon filing of the Certificate of Amendment with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, as of the effective time of the reverse stock split, not less than three and not more than five shares, as applicable, of Common Stock issued and outstanding immediately prior that effective time will be, automatically and without any action on the part of the stockholders, reclassified as, and combined and changed into, one share of Common Stock in accordance with the ratio of the reverse stock split determined by the Board of Directors within the limits set forth in this Proposal 2.  Any such determination will be made and publicly disclosed by the Board of Directors prior to the effective time of the reverse stock split.

Cash Payment in Lieu of Fractional Shares. No fractional shares of Common Stock will be issued as a result of the reverse stock split. In lieu of any fractional share interest, each holder of Common Stock who, as a result of the reverse stock split would otherwise receive a fractional share of Common Stock, will be entitled to receive an amount in cash equal to the product obtained by multiplying (i) the average of the closing prices of the Common Stock on The Nasdaq Capital Market for the five trading days immediately preceding the date the reverse stock is effective by (ii) the number of shares of Common Stock held by a stockholder that would otherwise have been exchanged for a fractional share interest. This amount would be issued to the holder in the form of a check.

Holders of fewer than the number of shares of Common Stock selected by the Board of Directors to be combined into one share in the reverse stock split would no longer be stockholders as a result of the payment of fractional shares in lieu of any fractional share interest in connection with the reverse stock split; however, the elimination of stockholders is not a purpose of the reverse stock split. The exact number of stockholders that would be eliminated as a result of the payment of fractional shares in lieu of the issuance of any fractional share interests will depend on the reverse stock split ratio and the number of stockholders that hold a number of shares less than the reverse stock split ratio.

No transaction costs will be assessed to stockholders for the cash payment in lieu of fractional shares.  Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for fractional shares. Stockholders should be aware that under the abandoned property or escheat laws of the applicable jurisdictions, cash payments not timely claimed after the effective date of the reverse stock split may be required to be paid to designated agents for the relevant jurisdictions.

Exchange of Stock Certificates.  If the reverse stock split is effected, stockholders holding certificated shares will be required to exchange their stock certificates for new uncertificated book entry shares (“New Book-Entry Shares”) representing the whole number of shares of Common Stock resulting from the reverse stock split.  Stockholders of record on the effective date will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by the Company’s transfer agent.  Stockholders will not have to pay any transfer fee or other fee in connection with such exchange.  As soon as practicable after the effective date, the transfer agent will send a letter of transmittal to each stockholder advising the holder of the procedure for surrendering certificates representing the number of shares of Common Stock prior to the reverse stock split (“Old Stock Certificates”) in exchange for New Book-Entry Shares representing the number of shares of Common Stock resulting from the reverse stock split.  As soon as practicable after the surrender to the transfer agent of any Old Stock Certificate, together with a duly executed letter of transmittal and any other documents the transfer agent may specify, the transfer agent will provide the person in whose name such Old Stock Certificate had been issued an account confirmation statement reflecting the New Book-Entry Shares registered in the name of such person. Stockholders should not submit any certificates until requested to do so. Shares of Common Stock held in brokerage accounts will be exchanged by your broker.

Until surrendered for exchange as contemplated herein, each Old Stock Certificate will be deemed at and after the effective time of the reverse stock split to represent the number of whole shares of Common Stock resulting from the reverse stock split, and any dividends or other distributions that may be declared after the effective date of the reverse stock split with respect to the number of whole post-reverse split shares of Common Stock represented by that certificate will be withheld by the Company until that certificate has been properly presented for exchange, at which time all such withheld dividends that have not yet been paid to a public official pursuant to relevant abandoned property or escheat laws will be paid to the holder thereof or the holder’s designee, without interest.

Any stockholder whose Old Stock Certificate has been lost, destroyed or stolen will be entitled to New Book-Entry Shares only after complying with the requirements that the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Stock Certificate, except that if any New Book-Entry Shares are to be issued in a name other than that in which the Old Stock Certificates are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to the Company any applicable transfer taxes or establish to the Company’s satisfaction that these taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Stockholders who hold uncertificated book entry shares prior to the reverse stock split, either as record or beneficial owners, will have their holdings electronically adjusted by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split. No additional action on the Company’s part or on the part of any stockholder will be required in order to effect the reverse stock split for uncertificated book-entry shares existing prior to the reverse stock split.

 Each share of Common Stock issued in connection with the reverse stock split will continue to be subject to any restricted transfer or other legends applicable to the shares prior to the reverse stock split.

Upon the reverse stock split becoming effective, the Company intends to treat shares of Common Stock held by stockholders in “street name,” that is, through a bank, broker or other nominee, in the same manner as stockholders whose shares of Common Stock are registered in their names.  Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Common Stock in “street name.”  However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split.  If a stockholder holds shares of Common Stock with a bank, broker or other nominee and has any questions in this regard, the stockholder is encouraged to contact the stockholder’s bank, broker or other nominee.

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Disadvantages and Risks Associated with the Reverse Stock Split

The primary purpose of the proposed reverse stock split of the Common Stock is to combine the issued and outstanding shares of Common Stock into a smaller number of shares so that the shares of Common Stock will trade at a higher price per share than recent trading prices in order to maintain the listing of the Common Stock on The Nasdaq Capital Market. Although the Company expects that the reverse stock split will result in an increase in the market price of the Common Stock, the reverse stock split may not increase the market price of the Common Stock in proportion to the reduction in the number of issued shares of Common Stock or result in the permanent increase in the market price, which is dependent upon many factors, including the Company’s performance, prospects and other factors detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission (“SEC”). If the reverse stock split is accomplished and the market price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Under applicable Nasdaq rules, in order to regain compliance with the $1.00 minimum closing bid price requirement and maintain the listing of the Common Stock on The Nasdaq Capital Market, the $1.00 bid price must be maintained for a minimum of ten (10) consecutive business days.  However, under Nasdaq rules, Nasdaq may, in its discretion, require us to maintain a closing bid price of at least $1.00 per share for a period in excess of ten (10) consecutive business days, but generally no more than twenty (20) consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance with the minimum closing bid price requirement.  Accordingly, the Company cannot assure you that it will be able to maintain the Nasdaq listing for the Common Stock after the reverse stock split is effected or that the market price per share of Common Stock after the reverse stock split will exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time.  The Company also cannot assure you that the Common Stock will not be delisted due to a failure to meet other continued listing requirements even if after the reverse stock split the market price per share of Common Stock remains in excess of $1.00.

Even though the Board of Directors believes that the potential advantages of a reverse stock split outweigh any disadvantages that might result, the following are some of the possible disadvantages of a reverse stock split:

    •      The reduced number of outstanding shares of Common Stock resulting from a reverse stock split could adversely affect the liquidity of the Common Stock. Although the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.  As a result, the trading liquidity of the Common Stock may not necessarily improve.

    •      A reverse stock split could result in a significant devaluation of the Company’s market capitalization and the trading price of the Common Stock, on an actual or an as-adjusted basis, based on the experience of other companies that have accomplished reverse stock splits.

    •      A reverse stock split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of fewer than 100 shares of Common Stock.  These odd lots may be more difficult to sell than shares of Common Stock in even multiples of 100.  Additionally, any reduction in brokerage commissions resulting from the reverse stock split, as discussed above, may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the reverse stock split.

    •      There can be no assurance that the market price per share of Common Stock after the reverse stock split will increase in proportion to the reduction in the number of shares of Common Stock outstanding before the reverse stock split.

    •      The total market capitalization of the Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of the Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

    •      The increase in the ratio of authorized but unissued shares of Common Stock to issued shares of Common Stock resulting from the reverse stock split may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Certificate of Incorporation or Bylaws.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the reverse stock split, and does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the reverse stock split. The summary assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as "capital assets" as defined in the Internal Revenue Code of 1986, as amended, referred to as the Code, which generally means property held for investment. It does not address stockholders subject to special rules, such as non-U.S. stockholders, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect the mark-to-market method of accounting, mutual funds, S corporations, partnerships or other pass-through entities, U.S. persons with a functional currency other than the U.S. dollar, stockholders who hold the pre-reverse stock split shares as part of a straddle, hedge, integration, constructive sale or conversion transaction, stockholders who hold the pre-reverse stock split shares as qualified small business stock within the meaning of Section 1202 of the Code, stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change, possibly with retroactive effect. It does not address tax considerations under state, local, non-U.S, and non-income tax laws. Furthermore, the Company has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. Assuming the reverse stock split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefore, excluding any portion of the holder's basis allocated to fractional shares, and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

A holder of the pre-reverse stock split shares who receives cash in lieu of a fractional share interest in the post-reverse stock split shares generally will be treated as if the fractional share were issued and then immediately redeemed for cash.  Such holder will recognize gain or loss equal to the difference between the cash received and the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest. This gain or loss will be a capital gain or loss, and will be long term capital gain or loss if the pre-reverse stock split shares were held for more than one year, and short term capital gain or loss if the shares were held for one year or less, as of the effective date.

Information reporting and backup withholding at a current rate of 28% may apply to any cash payments to a non-corporate stockholder in lieu of a fractional share interest in the post-reverse stock split shares, unless a correct taxpayer identification number is furnished and such stockholder certifies that it is not subject to backup withholding on the substitute form W-9 or successor form included in the letter of transmittal or is otherwise exempt from backup withholding.  Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such stockholder’s U.S. federal income tax liability if the required information is furnished to the Internal Revenue Service.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT DEPEND UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER.  ACCORDINGLY, EACH STOCKHOLDER IS ADVISED TO CONSULT THE STOCKHOLDER’S TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO THE STOCKHOLDER OF A REVERSE STOCK SPLIT.

No Dissenters’ or Appraisal Rights

Under the General Corporation Law of the State of Delaware, stockholders are not entitled to appraisal rights with respect to the reverse stock split.

Vote Required

The affirmative vote of a majority of the shares of Common Stock issued and outstanding on the Record Date is required to approve the amendment to the Certificate of Incorporation to accomplish the reverse stock split of the Common Stock.  Abstentions and “broker non-votes” will not be counted as having been voted on the proposals, and therefore will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm for 2012.  The Audit Committee and the Board recommend that you ratify this appointment.  In line with this recommendation, the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of Moss Adams LLP as the independent registered public accounting firm for this Company for the year 2012 is ratified.”

Ernst & Young LLP had served as the Company’s principal independent public accounting firm for the fiscal years ended December 31, 2011 and 2010.  See “Independent Registered Public Accounting Firm and Audit Committee Report.”  Stockholder ratification of the Audit Committee’s selection of Moss Adams as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise.  Nevertheless, the Board is submitting the selection of Moss Adams to the stockholders for ratification as a matter of good corporate practice and will reconsider whether to retain Moss Adams if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of Moss Adams, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.  A member of Moss Adams will attend the Annual Meeting to make a statement if the member desires and respond to appropriate questions that may be asked by stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

BOARD OF DIRECTORS

The current directors of Autobytel are as follows:

Name	Age	Position
Michael J. Fuchs	66	Chairman of the Board and Director
Jeffrey H. Coats	54	President, Chief Executive Officer and Director
Mark N. Kaplan	82	Director
Jeffrey M. Stibel	38	Director
Janet M. Thompson	62	Director

Michael J. Fuchs.  Mr. Fuchs was elected as a director of Autobytel in September 1996 and became Chairman in June 1998. Since May 2001, Mr. Fuchs has been engaged in private investing for his own behalf. From November 2000 to May 2001, Mr. Fuchs was Chief Executive Officer of MyTurn.com, Inc. and was Interim Chief Executive Officer from April 2000 to October 2000.  Mr. Fuchs was a consultant from November 1995 to April 2000.  Mr. Fuchs was Chairman and Chief Executive Officer of Home Box Office, a Division of TimeWarner Entertainment Company, L.P., a leading pay-television company, from October 1984 until November 1995, and Chairman and Chief Executive Officer of Warner Music Group, a Division of Time Warner Inc., from May 1995 to November 1995.  Mr. Fuchs holds a B.A. from Union College and a J.D. from the New York University School of Law. Mr. Fuchs was a significant early investor in the Company. Mr. Fuchs’ experience as an executive officer in various entertainment and media companies and his broad investment and management experience led the Board to conclude that Mr. Fuchs should serve as one of the Company’s directors.

Jeffrey H. Coats.  Mr. Coats was elected as a director of Autobytel in August 1996 and was appointed as the Company’s President and Chief Executive Officer on December 11, 2008.  Mr. Coats has been a partner of Southgate Alternative Investments, Inc. since November 2007. Mr. Coats has been Executive Chairman of Mikronite Technologies Group Inc., an industrial technology company, since March 2007 and a director of that company since February 2002. Since August 2001, Mr. Coats has also been Managing Director of Maverick Associates LLC, a financial consulting and investment company. From July 1999 to July 2001, Mr. Coats was a Founder and Managing Director of TH Lee Global Internet Managers, L.P., a fund manager focused on making equity investments in e-commerce and Internet-related companies globally. Mr. Coats remains a limited partner of the fund. Mr. Coats served as Managing Director of GE Equity, Inc., a wholly-owned subsidiary of General Electric Capital Corporation, from April 1996 to July 1999. Mr. Coats holds a B.B.A. in Finance from the University of Georgia and an M.B.A. in International Management from the American Graduate School of International Management. Mr. Coats’ experience in venture and private equity, banking, executive management and capital markets led the Board to conclude that Mr. Coats should serve as one of the Company’s directors.

Mark N. Kaplan. See Mr. Kaplan’s biographical information included under the section of this Proxy Statement entitled “PROPOSAL 1-NOMINATION AND ELECTION OF DIRECTOR-Nominee for Class II Director.”

Jeffrey M. Stibel.  Mr. Stibel has been a director of Autobytel since December 2006. Since August 2010, Mr. Stibel has been the Chairman and Chief Executive Officer of Dun & Bradstreet Credibility Corp. From August 2005 to September 2009, Mr. Stibel was first President and Chief Executive Officer of Web.com, Inc., a leading provider of online marketing services for small businesses, and then President and a member of the Board of Directors of Web.com Group, Inc., a successor company to Web.com, Inc.  From August 2000 to August 2005, Mr. Stibel held executive positions, including General Manager and Senior Vice President at United Online, Inc., a technology company that owns and operates branded Internet service providers and Web services.  Mr. Stibel serves on the Board of Brown University’s Entrepreneurship Program and Tufts University’s Gordon Center for Leadership.  Mr. Stibel received a Bachelors degree from Tufts University, a Masters degree from Brown University and studied business and brain science at Massachusetts Institute of Technology’s Sloan School of Management and at Brown University, where he was a Brain and Behavior Fellow.  Mr. Stibel’s experience as an executive officer of various online marketing and technology companies led the Board to conclude that Mr. Stibel should serve as one of the Company’s directors.

Janet M. Thompson. Ms. Thompson has been a director of Autobytel since March 2008.  Since July 2011, Ms. Thompson has been Vice President, Marketing Advanstar Communications Inc., the leading provider of integrated media solutions to the automotive aftermarket, pharmaceutical, healthcare, powersports and fashion industries.   Prior to that date,

Ms. Thompson served as Vice President, Automotive Group for The Marketing Arm, an Omnicom Group agency, from January 2011 to June 2011.  Prior to this she was the Executive Vice President of the Diversified Agency Services Division of Omnicom Group, an advertising firm, from November 2007 to August 2010.  Prior to that Ms. Thompson was Vice President, Marketing Nissan and Infiniti Divisions of Nissan North America from July 2004 to September 2007.  From July 1999 to July 2004, Ms. Thompson was Chief Executive Officer and President of The Designory, Inc., a marketing firm owned by the Omnicom Group.  Ms. Thompson held sales or marketing positions at Mazda Motor of America, Toyota Motor Sales, U.S.A. and Chrysler Corporation from 1972 to 1994.  Ms. Thompson received a B.A. in business from Western Michigan University and a M.B.A. from University of Detroit.  Ms. Thompson’s experience as an advertising and marketing executive in the automotive industry led the Board to conclude that Ms. Thompson should serve as one of the Company’s directors. Ms. Thompson has the distinction of being named one of the Top 100 Women in the Automotive Industry in both 2005 and 2010.

EXECUTIVE OFFICERS

The current executive officers of Autobytel are as follows:

Name	Age	Position
Jeffrey H. Coats	54	President, Chief Executive Officer and Director
Stephen D. Lind	42	Executive Vice President, Corporate Development
James D. Helberg	51	Executive Vice President, Product, Marketing and Analytics
Glenn E. Fuller	57	Executive Vice President, Chief Legal and Administrative Officer and Secretary
Curtis E. DeWalt	57	Senior Vice President, Chief Financial Officer
John M. Petrone	50	Senior Vice President, Chief Technology Officer
John D. Steerman	47	Senior Vice President, Lead and Site Product Development & Operations
Kimberly S. Boren	38	Senior Vice President, Analytics and Advertising Operations
William A. Ferriolo	39	Senior Vice President, Consumer Acquisition and Product Development

Jeffrey H. Coats.  See Mr. Coats’ biographical information included under the section of this Proxy Statement entitled “BOARD OF DIRECTORS.”

Stephen D. Lind.  Mr. Lind rejoined Autobytel as a consultant in December 2009 and was appointed as Executive Vice President, Corporate Development on February 1, 2010.  Prior to joining Autobytel, Mr. Lind served as President of Stealing Home Media, Inc., a marketing consulting firm Mr. Lind founded.  From May 2006 to July 2008, Mr. Lind was Vice President of Strategic Accounts of LeadPoint, Inc.  Mr. Lind was previously with Autobytel from August 1998 to May 2006, serving in various capacities until becoming Senior Vice President of Strategic Accounts in 2001, and from June 1997 to August 1998, Mr. Lind was an analyst in the Financial Planning and Analysis Division of Nissan North America.  Mr. Lind received a B.S. degree from Miami University and his M.B.A. from University of Notre Dame's Mendoza School of Business.

James D. Helberg. Mr. Helberg joined Autobytel as a consultant in January 2010 and was appointed as the Company’s Executive Vice President, Product, Marketing and Analytics in May 2010.  Prior to joining Autobytel, Mr. Helberg served as Executive Vice President at PHD from February 2009 to December 2009, where he was responsible for the strategic development and execution of all Chrysler Group media operations.  From May 2006 to February 2008 he served as Executive Client Communications Director at OMD where he was responsible for all media planning and buying functions for Nissan North America. PHD and OMD are full service media networks of Omnicom Group, Inc.  From September 2002 to May 2003 he served as Media Director for Saatchi & Saatchi/Los Angeles, where he oversaw all national media planning and buying for Toyota Motor Sales.  From May 1998 to September 2002 he served as Vice President, Corporate Sales and Marketing at Time Inc. / Time Warner where he was responsible for the company’s cross-platform program development and execution within the Western U.S.  Prior to 2002, Mr. Helberg held various marketing positions at Time Magazine, Grey Advertising, Foote, Cone and Belding and Rubin Postaer and Associates, among others.  Mr. Helberg received a B.A. Degree in Journalism/Advertising from the University of Oklahoma.

Glenn E. Fuller.  Mr. Fuller joined Autobytel as Vice President, Legal Affairs in October 2006 and was promoted to Senior Vice President, Chief Legal Officer and Secretary in April 2008, Senior Vice President, Chief Legal and Administrative Officer and Secretary in December 2008, and Executive Vice President, Chief Legal and Administrative Officer and Secretary as of January 19, 2009. Prior to joining Autobytel, Mr. Fuller was in private legal practice from August 2002 to October 2006, and from June 1996 to July 2002, served as Senior Vice President, Chief Legal Officer and General Counsel of Freedom Communications, Inc. (newspapers, television stations and other media). From April 1994 to June 1996, Mr. Fuller was of counsel to Gibson, Dunn & Crutcher LLP (law firm) and was associated with that firm from September 1980 to May 1987. Mr. Fuller was a partner in the law firm of Pettis, Tester, Kruse & Krinsky from January 1988 to December 1992 and employed as an attorney at that firm from May 1987 to December 1987 and from January 1993 to June 1993. From July 1993 to January 1994, Mr. Fuller was Executive Vice President and General Counsel of Airline Computerized Ticketing (airline ticketing). Mr. Fuller received a B.A. degree from California State University at Long Beach and his J.D. degree from the University of Southern California.

Curtis E. DeWalt. Mr. DeWalt joined Autobytel as Vice President, Finance in October 2007, was appointed Vice President and Controller in November 2007, Senior Vice President, Finance and Controller in December 2008 and Senior Vice President and Chief Financial Officer in March 2009.  Prior to joining Autobytel, Mr. DeWalt served as Vice President, Finance and Accounting of Roth Staffing Companies, Inc. from August 2006 to October 2007.  From July 2003 to August 2006, he served as Assistant Vice President, Accounting at Remedy Temp, Inc. From 1990 to 2003, Mr. DeWalt was with a business unit of Saint-Gobain Ceramics & Plastics Inc. serving in various positions, including Controller of the Performance Plastics business unit (formerly Furon) and Director, Finance and Information Systems at Industrial Ceramics-Corhart Refractories Inc. Prior to 1990, he held various financial positions with The Pittston Company’s Brink’s Inc. and Burlington Air Express (BAX Global) subsidiaries.  Mr. DeWalt received a M.B.A., Finance from Sacred Heart University in Connecticut and a B.S. degree in Business Administration from Bryant University in Rhode Island.

John M. Petrone.  Mr. Petrone rejoined Autobytel as a consultant in April 2010 and was appointed as Senior Vice President, Chief Technology Officer in December 2010.  Prior to joining Autobytel, Mr. Petrone served as the senior technology executive for a range of e-commerce and IT companies, having most recently served as Chief Technology Officer of Digital Performance, a leading provider of online comparison shopping tools and web sites for the automotive aftermarket, from 2008 to 2010.  Prior to his first joining Autobytel in 2003 as Chief Technology Officer, from 2000 to 2001 he served as the Chief Technology Officer of Audiobase, an audio streaming solutions provider.  In 2000, Mr. Petrone served as Chief Technology Officer of Alibris, an online seller of rare books, for which he developed a successful technology turnaround plan. From 1999 to 2000 Mr. Petrone served as Chief Information Officer of Della & James, Inc. where he was responsible for all software development, systems integration and technical operations.  He was also executive vice president and Chief Technology Officer of Preview Travel, Inc. from 1995 to 1999, spearheading all technology activities for the online travel company.  Prior to Preview, he held senior tech positions with Oracle, Lotus Consulting, Price Waterhouse and Andersen Consulting. Mr. Petrone attended the University of Maryland where he received a B.S. in Aerospace Engineering.  Mr. Petrone is also a graduate of the Executive Education Program at the UCLA Anderson School of Management.

John D. Steerman. Mr. Steerman joined Autobytel as Director of Lead Operation in July 2007 and has served in various positions and held various titles with the Company since that date. In December 2011, Mr. Steerman was appointed Senior Vice President, Lead and Site Product Development and Operations. Prior to joining Autobytel, Mr. Steerman was a District Sales Manager with Ford Motor Company from June 1992 to October 1996. In this role, he was responsible for managing distribution, marketing and training in several of Ford’s top volume markets including Houston and Fort Worth, Texas.  From November 1996 to July 2007, Mr. Steerman worked at Nissan North America where he held numerous Sales and Marketing positions, including Senior Manager eBusiness, during which Mr. Steerman managed the re-launch of Nissanusa.com and Infiniti.com, as well as the launch of a lead management program for both Nissan and Infiniti Divisions.  While at Nissan, Mr. Steerman also managed a taskforce that launched Nissan’s Full Size Truck and SUV and was a member of the Infiniti Global Management team that was responsible for the strategic and operational plan to launch the Infiniti brand globally. Mr. Steerman received a B.S. Degree in Finance and a M.B.A. from The Pennsylvania State University.

Kimberly S. Boren. Ms. Boren rejoined Autobytel as Senior Director of Financial Planning and Analysis in April 2010, was promoted to Vice President, Advertising Operations and Analytics in December 2010, and then to Senior Vice President of Advertising Operations and Analytics in December 2011.  Prior to rejoining Autobytel, Ms. Boren held leadership roles at Experian in the Interactive business, Honeywell in both the automotive and aerospace businesses, and Shepherd Packaging and Container. From July 2007 to June 2009, Ms. Boren held various positions in the finance group at Autobytel. Ms. Boren attended the University of California, Santa Barbara, where she received a B.A. in Communications with a focus in Business Economics.  She later received an M.B.A. in Finance from the University of Southern California.

William A. Ferriolo. Mr. Ferriolo joined Autobytel as Vice President, Cyber Ventures Division in September 2010 and was appointed as Senior Vice President, Consumer Acquisition and Product Development in December 2011.  Prior to joining Autobytel, from 2003 to 2010 Mr. Ferriolo served as President and Co-Founder of Cyber Ventures, Inc. and Autotropolis, Inc. where he was responsible for search engine optimization, search engine marketing, dealer accounts and sales.  From 1997 to 2003 Mr. Ferriolo served as Service Manager and High Line Sales Associate for Dimmitt Automotive Group, where he was responsible for the service department and high line vehicle sales.  From 1991 to 1997 Mr. Ferriolo served as a Service Advisor at the Carlisle Automotive Group, where he was responsible for servicing of customer vehicles.

All of the officers named in the Executive Officer table above served as executive officers during 2011.

All executive officers of Autobytel are chosen by the Board of Directors and serve at its discretion, except that Jeffrey H. Coats has an employment agreement expiring on April 2, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the calculation of beneficial ownership of Autobytel’s Common Stock as of the Record Date, by all persons known by Autobytel to be beneficial owners of more than five percent (5%) of the Common Stock of Autobytel, each director and nominee, each of the Named Executive Officers identified in the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION-Summary Compensation,” and all directors and executive officers (including the Named Executive Officers) as a group. The “Number of Shares Beneficially Owned” is based on 45,796,303 outstanding shares of Common Stock as of April 16, 2012.  Shares of Common Stock are deemed to be outstanding and to be beneficially owned by the person listed below for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, if that person has the right to acquire beneficial ownership of such shares within 60 days of April 16, 2012, through the exercise of any option, warrant or other right or the conversion of any security, or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement.  Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of Autobytel Common Stock beneficially owned by them subject to community property laws, where applicable.  The information with respect to each person specified is as supplied or confirmed by that person, based upon statements filed with the SEC, or based upon the actual knowledge of Autobytel.

	Shares Beneficially Owned
Name of Beneficial Owner:	Number	Percentage
Coghill Capital Management, L.L.C. One North Wacker Drive, Suite 4350, Chicago, IL 60606(1)	7,341,686	16.0%
Kimberly S. Boren(2)	56,099	*
Jeffrey H. Coats(3)	1,214,346	2.7%
Curtis E. DeWalt(4)	454,058	1.0%
William A. Ferriolo(5)	160,353	*
Michael J. Fuchs(6)	425,952	*
Glenn E. Fuller(7)	444,086	1.0%
James D. Helberg(8)	205,458	*
Mark N. Kaplan(9)	220,031	*
Stephen D. Lind(10)	231,017	*
John M. Petrone(11)	150,337	*
John D. Steerman(12)	129,895	*
Jeffrey M. Stibel (13)	105,000	*
Janet M. Thompson (14)	85,000	*
All executive officers, including Named Executive Officers and directors as a group (13 persons )(15)	3,881,6322	8.5%

*	Less than 1%.
(1)
Represents 7,341,686 shares held in the account of CCM Master Qualified Fund, Ltd. managed by Coghill Capital Management, L.L.C.  Clint D. Coghill may be deemed to be the beneficial owner of such shares by virtue of his role as managing member of Coghill Capital Management, L.L.C.  All the information presented in the table with respect to this beneficial owner was extracted solely from Amendment No. 6 to Schedule 13G filed with the SEC on February 15, 2011.

(2)	Includes 55,964 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(3)	Includes 1,188,396 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(4)	Includes 417,558 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(5)	Represents 160,353 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(6)	Includes 180,898 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(7)	Includes 416,086 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(8)	Represents 205,458 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(9)	Includes 196,531 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(10)	Includes 229,078 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(11)	Represents 150,337 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(12)	Includes 104,895 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(13)	Includes 85,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(14)	Includes 80,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(15)	Includes 3,470,554 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

CORPORATE GOVERNANCE MATTERS

Board Classes

The Board of Directors is divided into three classes, with each class holding office for staggered three-year terms.  The term of Class I Directors, Jeffrey H. Coats and Jeffrey M. Stibel,  expires in 2014, the term of the Class II Director, Mark N. Kaplan, is expiring at the Annual Meeting and the term of Class III Directors, Michael J. Fuchs and Janet M. Thompson, expires in 2013.

Committees of the Board of Directors

The Board of Directors has constituted an Audit Committee, a Compensation Committee and a Corporate Governance and Nominations Committee.

Audit Committee.  The Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee met on seven occasions in 2011 and operates under a charter approved by the Board of Directors.  The Audit Committee’s primary responsibilities are to:

•	oversee Autobytel’s accounting and financial reporting policies, processes, practices and internal controls;

•	appoint, approve the compensation of and oversee the Company’s independent registered public accounting firm;

•	review the quality and objectivity of Autobytel’s independent audit and financial statements; and

•	act as liaison between the Board of Directors and the independent registered public accounting firm.

The Audit Committee currently consists of Mark N. Kaplan (Chairman), Janet M. Thompson and Michael J. Fuchs (Mr. Fuchs was appointed to the Audit Committee effective April 27, 2011 as a result of the resignation of Mr. Mark R. Ross from the Board of Directors on April 26, 2011). The Audit Committee meets periodically with the Company’s independent registered public accounting firm, both with and without management present.  The Board of Directors has determined that Mr. Kaplan is an “independent director” within the meaning of the listing rules of The Nasdaq Stock Market applicable to the Company (Rules 5605(a)(2) and 5605(c)(2)) and an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K of the SEC.  The identification of Mr. Kaplan as an “audit committee financial expert” does not impose on him any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on him as a member of the Audit Committee in the absence of this identification.  A copy of the Audit Committee charter is posted and available on the Corporate Governance link of the Investor Relations section of the Company’s Web site, www.autobytel.com. Information on the Company’s Web site is not incorporated by reference in this Proxy Statement.

Compensation Committee. The Compensation Committee, which met on five occasions in 2011 and operates under a charter approved by the Board of Directors, is responsible for:

•
determining or recommending to the Board of Directors the compensation of the Chief Executive Officer and each other executive officer or any other officer who reports directly to the Chief Executive Officer based on the performance of each officer;

•	making recommendations to the Board of Directors regarding stock option and purchase plans and other equity compensation arrangements;

•	granting equity awards and approving any delegation of such responsibility under certain circumstances; and

•	preparing reports regarding executive compensation for disclosure in Autobytel’s proxy statements or as otherwise required by applicable laws.

The Compensation Committee currently consists of Janet M. Thompson (Chairperson), Michael J. Fuchs, Mark N. Kaplan and Jeffrey M. Stibel. The Compensation Committee does not have authority to delegate its responsibilities to a subcommittee without approval of the Board of Directors.  The Board of Directors has approved the creation of the Non-Executive Stock Option Committee, a committee of the Board that currently consists of one director, Mr. Coats, the Company’s President and Chief Executive Officer.  The Non-Executive Stock Option Committee has the authority to grant stock options to eligible persons who (i) are employed by the Company or its subsidiaries and are not subject to reporting under Section 16(a) of the Securities Exchange Act or (ii) are consultants or service providers to the Company or its subsidiaries.  The Non-Executive Stock Option Committee may not grant more than 250,000 options in the aggregate in any one fiscal year, and individual grants cannot exceed more than 25,000 options.

A copy of the Compensation Committee charter is posted and available on the Corporate Governance link of the Investor Relations section of the Company’s Web site, www.autobytel.com. Information on the Company’s Web site is not incorporated by reference in this Proxy Statement.

Corporate Governance and Nominations Committee.  The Corporate Governance and Nominations Committee, which met on one occasion in 2011 and operates under a charter approved by the Board of Directors, is responsible for:

•	identifying individuals qualified to become directors and selecting director nominees or recommending nominees to the Board of Directors for nomination;

•	recommending nominees for appointment to committees of the Board of Directors;

•	developing and recommending charters of committees of the Board of Directors; and

•	overseeing the corporate governance of Autobytel and, as deemed necessary or desirable from time to time, developing and recommending corporate governance policies to the Board of Directors.

The Corporate Governance and Nominations Committee currently consists of Michael J. Fuchs (Chairman), Mark N. Kaplan and Jeffrey M. Stibel.  A copy of the charter of the Corporate Governance and Nominations Committee is posted and available on the Corporate Governance link of the Investor Relations section of the Company’s Web site, www.autobytel.com.  Information on the Company’s Web site is not incorporated by reference in this Proxy Statement.

Attendance at Board and Committee Meetings

During the fiscal year ended December 31, 2011, the Board of Directors held a total of eight meetings.  Each member of the Board of Directors attended 75% or more of the meetings of the board and of the committees of which the director was a member. The Board and its committees typically meet in executive session without management present during regularly scheduled meetings of the Board and the committees.

Attendance at Annual Meeting of Stockholders

 All directors attended the 2011 annual meeting of stockholders. Typically, a Board of Directors meeting is scheduled on the date of any annual meeting of stockholders.  Although the Board has not adopted a formal policy, all directors are expected to attend the annual meeting of stockholders.

Director Independence

All directors, other than existing director Jeffrey H. Coats, and all committee members satisfy the definition of independent director under the listing standards of The Nasdaq Stock Market.  The current members of the Audit Committee are “independent” under the listing standards of The Nasdaq Stock Market and the SEC rules regarding audit committee membership.

Compensation Committee Interlocks and Insider Participation

Ms. Thompson, Mr. Fuchs, Mr. Kaplan and Mr. Stibel served as the members of the Compensation Committee during the Company’s last completed fiscal year.  None of the Company’s executive officers served as a member of the Compensation Committee or Board of Directors of any other entity that has an executive officer serving as a member of the Company’s Board of Directors or Compensation Committee.

Board Leadership Structure

The Board of Directors does not have a policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee.  The Board of Directors believes that the Company and its stockholders benefit when the Board is free to determine the most appropriate leadership structure in light of the experience, skills and availability of directors and the Chief Executive Officer as well as other circumstances.  Currently, Mr. Fuchs serves as the Chairman of the Board, and Mr. Coats serves as a director and Chief Executive Officer.  The Board of Directors believes this is the most appropriate structure for the Company at this time because it makes the best use of the experience, skills and availability of Mr. Fuchs and Mr. Coats.

Board’s Role in Management of Risk

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to Autobytel.  The Company’s Board of Directors, including through Board committees comprised solely of independent directors, regularly reviews various areas of significant risk to Autobytel, and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks reviewed by the full Board of Directors with management include competition risks, industry risks, economic risks, liquidity risks, business operations risks and risks related to acquisitions and dispositions.  The Company’s Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report these exposures.  Specific examples of risks reviewed by the Audit Committee include risks related to the preparation of the Company’s financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act, accounting, financial and auditing risks, treasury risks (insurance, credit and debt), matters reported to the Audit Committee through anonymous reporting procedures, risks posed by significant litigation matters, and compliance with applicable laws and regulations.  The Audit Committee also monitors compliance with the Company’s Code of Conduct and Ethics for Employees, Officers and Directors, evaluates proposed transactions with related persons for compliance with Company policies, contracts and laws and regulations. The Company’s Compensation Committee reviews and evaluates potential risks related to the attraction and retention of talent and risks related to the design of compensation programs established by the Compensation Committee for Autobytel’s executive officers.

Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Incentive compensation is capped and is tied to overall corporate performance. A significant portion of compensation provided to the executive officers is in the form of equity awards subject to time vesting that help to further align executives’ interests with those of the Company’s stockholders.  The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to the Company’s stock price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, incentive compensation opportunities for Company employees are capped, and the Company has discretion to reduce incentive compensation payments (or pay no incentive compensation) based on individual performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of the Company’s executive officers, a portion of the compensation for employees generally is delivered in the form of equity awards that help further align the interests of employees with those of shareholders.

Board Nominee Process

The Corporate Governance and Nominations Committee considers candidates for directors suggested by its members and other directors, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board of Directors should notify Autobytel’s Secretary or any member of the Corporate Governance and Nominations Committee in writing with whatever supporting material the stockholder considers appropriate. The Corporate Governance and Nominations Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of Autobytel’s bylaws relating to stockholder nominations as described in “Future Stockholder Nominations and Proposals” below.

Generally, once the Corporate Governance and Nominations Committee identifies a prospective nominee, the Corporate Governance and Nominations Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on whatever information is provided to the Corporate Governance and Nominations Committee with the recommendation of the prospective candidate, as well as the Corporate Governance and Nominations Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. Generally, the preliminary determination will be based primarily on the need for additional Board of Directors members to fill vacancies or expand the size of the Board of Directors and the likelihood that the prospective nominee can satisfy evaluation factors determined by the Corporate Governance and Nominations Committee to be appropriate from time to time for that evaluation. If the Corporate Governance and Nominations Committee determines, in consultation with the other members of the Board of Directors, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Corporate Governance and Nominations Committee.

The Corporate Governance and Nominations Committee will then evaluate the prospective nominee against factors it considers appropriate from time to time, which currently include:

•	The ability of the prospective nominee to represent the interests of the stockholders of Autobytel;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; and

•	The extent to which the prospective nominee would contribute to the range of talent, skill and expertise appropriate for the Board of Directors.

    The Corporate Governance and Nominations Committee generally intends to nominate current members of the Board of Directors in the year in which their respective term expires so long as they continue to exhibit the qualities described above and are otherwise qualified to serve as members of the Board of Directors.

The Corporate Governance and Nominations Committee may also consider such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.  In connection with this evaluation, the Corporate Governance and Nominations Committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the Corporate Governance and Nominations Committee and others, as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Corporate Governance and Nominations Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the Corporate Governance and Nominations Committee.

The Corporate Governance and Nominations Committee and Board of Directors reviews the qualities of the Board members as a group, including the diversity of the Board’s career experiences, viewpoints, company affiliations, expertise with respect to the various facets of the Company’s business operations and business experiences.  The Board has not adopted a formal policy and did not employ any particular benchmarks with respect to these qualities, but was mindful of achieving an appropriate balance of these qualities with respect to the Board of Directors as a whole.  Moreover, the Board of Directors and Corporate Governance and Nominations Committee considered each nominee’s overall service to the Company during the previous term, each nominee’s personal integrity and willingness to apply sound and independent business judgment with respect to the Company’s matters, as well as the individual experience of each director noted within their biographies above.

Stockholder Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with any director or with the non-management directors as a group may do so by writing to Secretary, Autobytel Inc., 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400. The Company established a process of handling letters received by it addressed to non-management members of the Board of Directors.  Under that process, the Secretary reviews all such correspondence and forwards to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that the Secretary otherwise determines requires the attention of Directors.  Directors may at any time review a log of all correspondence received by Autobytel that is addressed to members of the Board of Directors and request copies of any such correspondence.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to those matters.

Code of Conduct and Ethics

The Board of Directors adopted a Code of Conduct and Ethics (“Code of Ethics”). The Code of Ethics is applicable to the Company’s employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is posted and available on the Corporate Governance link of the Investor Relations section of the Company’s Web site, www.autobytel.com. The Company intends to post amendments to or waivers from the Code of Ethics (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer or directors) at this location on the Company’s Web site. Information on the Company’s Web site is not incorporated by reference in this Proxy Statement.

Certain Relationships and Related Party Transactions

The Company’s Code of Ethics provides specific guidelines regarding conflict of interest situations as well as a process for reporting and approving related party transactions.

The Company’s written Code of Ethics defines a related party transaction as any transaction (or series of transactions) in excess of $120,000 since the beginning of the Company's last fiscal year or currently proposed, in which the Company is a participant and in which any member of the Management Group (as defined below), any stockholder owning more than 5% of the Company's voting stock, or any immediate family member of any of the foregoing persons has a direct or indirect material interest.  An "immediate family member" means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer or nominee for director, and any person (including domestic partners, but excluding tenants or employees) sharing the household of a Director, Director nominee, executive officer or stockholder owning more than 5% of the Company's voting stock.  A "transaction" includes, but is not limited to, any commercial or financial transaction or arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.  The

"management group" is comprised of the Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer (or any person performing similar functions), any other officer of the Company, any Director or nominee for Director. Any covered person who may be involved in a related party transaction must promptly report that transaction to the Chairman of the Audit Committee or the Company's Chief Legal Officer ("CLO"), who must then report the transaction to the Chairman upon becoming advised of such transaction.  The Audit Committee, in its sole discretion, must approve or disapprove all related party transactions.Conflicts of interest or potential conflicts of interest must be reported to the CLO who will evaluate the circumstances relating to the conflict of interest or potential conflict of interest and report the findings of such evaluation to the Chief Executive Officer, who in turn, if warranted under the circumstances, must report such situation or activity to the Chairman of the Audit Committee; provided, however, (i) that if the conflict of interest or potential conflict of interest involves any member of the Management Group, the CLO must report that situation or activity to the Chairman; and (ii) the CLO is not precluded from reporting any conflict of interest or potential conflict of interest involving any covered person who is not a member of Management Group directly to the Chairman should the CLO believe such direct reporting to the Chairman is warranted under the circumstances.  Upon being advised of a complaint, concern or other reporting under the Code of Ethics, the Chairman will confer with the other members of the Audit Committee.  If appropriate under the circumstances, the Chairman may request that the CLO issue a written advisory to the covered person as to whether or not the reported situation or activity constitutes a violation of the Code of Ethics.  If the CLO would not be the appropriate party to issue a written advisory, outside counsel may be retained to issue such written advisory unless the Audit Committee determines that such written advisory can be issued by the Chairman without outside counsel input.

Although the Company’s Code of Ethics provides guidelines regarding conflict of interest situations, it cannot and does not set forth every possible conflict of interest scenario.  Therefore, the Code of Ethics provides that there is no substitute for sound judgment by directors, officers or other employees in each case based upon the particular facts involved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND
AUDIT COMMITTEE REPORT

Independent Registered Public Accounting Firm

On March 6, 2012, the Company decided to engage Moss Adams LLP (“Moss Adams”) as its independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2012, and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-Q, beginning with the quarter ending March 31, 2012.  During the fiscal years ended December 31, 2010 and 2011 and any subsequent interim period preceding Moss Adams’ engagement, the Company has not consulted with Moss Adams regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event, as described in Item 304(a)(1)(v) of Regulation S-K. Representatives of Moss Adams will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Ernst & Young LLP (“E&Y”) had served as the Company’s principal independent public accounting firm for the fiscal years ended December 31, 2011 and 2010. On March 7, 2012, the Company notified E&Y that E&Y was dismissed as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2012.  The reports issued by E&Y on the Company’s financial statements for the fiscal years ended December 31, 2010 and December 31, 2011 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s fiscal years ended December 31, 2010 and 2011 and any subsequent interim period preceding the dismissal of E&Y as the Company's independent registered public accounting firm, there were no (i) disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference thereto in its report on the Company’s financial statements for those years; or (ii) “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). Representatives of E&Y are not expected to be present at the Annual Meeting.

The Audit Committee of the Board of Directors of the Company approved the decision to change independent registered public accounting firms and to engage Moss Adams.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered by E&Y for the years ended December 31, 2011 and December 31, 2010 were as follows:

	2011	2010
Audit fees	$538,000	$585,600
Audit related fees	—	262,338
Tax fees	14,581	95,208
All other fees	—	—

Total	$552,581	$943,146

Audit Fees.  Audit fees consist of professional services rendered in connection with the audits of the Company’s annual consolidated financial statements, reviews of the Company’s internal accounting and reporting controls under Section 404 of the Sarbanes-Oxley Act, reviews of interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and, in 2010, the review and preparation of E&Y’s consent for the Company’s Registration Statement on Form S-8 filed with the SEC for the 2010 Equity Incentive Compensation Plan.

Audit Related Fees. All audit related fees incurred by E&Y relate to professional services associated with the acquisition of Autotropolis, Inc. and Cyber Ventures, Inc.

Tax Fees.  Tax fees consist of fees incurred for tax compliance, tax advice and tax planning.  These services include assistance regarding federal and state tax compliance and assistance with the IRC Section 382 ownership change study.

All Other Fees.  There were no other fees for the annual periods reported.

The Audit Committee has determined that the services rendered above were compatible with maintaining E&Y’s audit independence.

Pre-Approval Policy for Services

Under its charter, the Audit Committee is required to pre-approve all audit (including the annual audit engagement letter with the independent registered public accounting firm) and permitted non-audit services (including the fees and terms thereof) provided to the Company by the Company’s independent registered public accounting firm, subject to the de minimis exception for non-audit services as described in the Securities Exchange Act.  The Audit Committee consults with management with respect to pre-approval, including whether the provision of permitted non-audit services is compatible with maintaining the registered public accounting firm’s independence, and may not delegate these responsibilities to management.  The Audit Committee may delegate to any member or members of the Audit Committee the power to grant any pre-approval, provided that the pre-approval is reported to the Audit Committee at the next scheduled Audit Committee meeting.

Each member of the Audit Committee has the authority to approve fees for services by the Company’s independent registered public accounting firm of up to $50,000. Any approved fees may be exceeded by no more than 20% without seeking further approval even if the total amount of those fees, including the excess, exceeds $50,000.  This authority is delegated first to Mr. Kaplan, then to Ms. Thompson and then to Mr. Fuchs. Any approval by a member of the Audit Committee is required to be reported to the Audit Committee at the next regularly scheduled meeting of the Audit Committee.  All fees for services by E&Y during 2011 and 2010, respectively, were approved by the Audit Committee.

From time to time, the Audit Committee pre-approves fees and services up to a maximum amount for future services relating to recurring tax matters and securities filings.

Audit Committee Report

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to those rules and regulations, this Audit Committee Report is not to be deemed “soliciting materials” or “filed” with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.  This Audit Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act except to the extent that Autobytel specifically incorporates this information by reference.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2011 with the management of the Company. The Audit Committee has discussed with E&Y the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with E&Y the independent accountant’s independence.

Based on the foregoing review and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not employed by Autobytel for accounting, financial management or internal control purposes. Members of the Audit Committee relied, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.  Accordingly, the Audit Committee’s oversight does not provide any basis, other than the review and discussions with management and the independent auditors referred to above, to determine that management has maintained appropriate accounting and financial reporting principles and policies or internal controls over financial reporting and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Autobytel’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that Autobytel’s auditors are in fact “independent.”

The Audit Committee

Mark N. Kaplan Michael J. Fuchs Janet M. Thompson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Compensation Philosophy and Objectives.  The role of the Compensation Committee of the Company’s Board of Directors is to determine, or recommend to the Board for determination, the salaries and other compensation of the executive officers (including the named executive officers listed in the 2011 Summary Compensation table included in this Proxy Statement) and any other officer who reports directly to the Chief Executive Officer, and to make grants under, and to administer, the stock option, restricted stock and other employee purchase and annual incentive compensation plans.

The Company’s compensation philosophy for executive officers is to relate compensation to corporate performance and efforts to increase stockholder value, while providing a total compensation opportunity that is competitive and enables the Company to attract, motivate, reward and retain key executives and employees.  Accordingly, each executive officer’s compensation package is typically comprised of the following three elements:

•
base annual salary that is designed primarily to reflect individual responsibilities and be competitive with base annual salary levels at technology companies that are of comparable size to the Company and with which the Company competes for executive personnel;

•	annual variable performance awards, such as incentive compensation, payable in cash, stock options or shares of stock and tied to the achievement of performance goals, financial or otherwise; and

•
long-term stock-based incentive awards, which strengthen the mutuality of interests between the executive officers and the Company’s stockholders and retain them through a continued service requirement.

Additionally, the Company’s executive officers may also be entitled to severance payments in the event of termination of employment and other benefits and perquisites, which are discussed below.

Compensation decisions are designed to promote the Company’s business objectives and strategy and enable the Company to attract, retain and motivate qualified executive officers who are able to contribute to the Company’s long-term success. Among the factors considered by the Company in determining executive officer compensation are the ability to recruit individuals with the necessary talents and the need to retain and motivate the Company’s executive officers. The Company considers the competitive market for executives in setting each element of compensation indicated above. However, the Company does not attempt to set each compensation element for each executive within a particular range related to levels provided by comparable companies. Rather, the Company uses market comparisons as one factor in making compensation decisions. The Company also considers other factors in making individual executive compensation decisions, including individual contribution and performance, management skills, internal pay equity, the undertaking of new roles and responsibilities, importance of the executive’s role and responsibilities to the Company’s future success and the executive’s experience, including prior work experience, length of service to the Company, leadership and growth potential.

Under the Company’s compensation structure, the mix of base annual salary, annual variable performance awards and long-term stock-based incentive awards varies depending upon level of responsibility and experience. In allocating compensation among these elements, the Company believes that the compensation of members of senior management who have the greatest ability to influence the Company’s performance should have a greater proportion of their compensation based on Company performance than lower levels of management. There is, however, no pre-established policy for the allocation between either cash and non-cash or short-term and long-term compensation. The mix of compensation determined by the Company is between base annual salary compensation and incentive compensation. Long term equity incentive compensation is determined separately and may not be awarded every year.

For 2011, the Company determined the compensation of the Company’s named executive officers (as identified below under the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION-Summary Compensation”) in accordance with the compensation description above. These decisions were made in the context of an improving economy in general and the automotive industry in particular and initiatives undertaken by the Company, including the relaunch of the Company’s flagship website, autobytel.com, improvement in the quality of the Company’s automotive leads, and the achievement of revenue growth and profitability for 2011. In light of this business environment, 2011 compensation decisions and design emphasized the need to recruit, retain and motivate senior management and reflects increased competition in the hiring and retention of senior management. Compensation decisions made in 2012 are also discussed below.

Base Annual Salary.  The objective of base salary is to secure the services of the Company’s executive officers and reflect job responsibilities, individual performance, market competitiveness, the value of such services to the Company’s business and the size of the Company’s business. Salaries for executive officers are generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as, competitive market information. The Compensation Committee also considers the recommendations of the Chief Executive Officer (except in the case of the Chief Executive Officer’s own compensation). The Chief Executive Officer is not present during any voting or deliberations by the Compensation Committee with respect to the Chief Executive Officer’s compensation.

Mr. Coats’ base annual salary for the year ended December 31, 2011 is set forth in his employment agreement entered into when Mr. Coats was hired as the Company’s President and Chief Executive Officer in December 2008, as amended in April 2009 and December 2010 (“Coats Employment Agreement”). The Coats Employment Agreement provides for a base annual salary for Mr. Coats of $420,000 for 2011 and the remainder of the term of the Coats Employment Agreement. The base annual salary for Mr. Coats set forth in the Coats Employment Agreement was originally determined by the Compensation Committee when Mr. Coats was hired and was based upon the base annual salary paid to the Company’s most recent former President and Chief Executive Officer. The Compensation Committee did not change the base annual salary when the Coats Employment Agreement was amended in April 2009 after a January 2009 review of Chief Executive Officer compensation in two peer groups. The first peer group consisted of 14 U.S. based, publicly traded, consumer-focused technology companies with market capitalization less than $90 million.  The second peer group was of ten publicly traded U.S. companies with market cap below $120 million and one-year shareholder return below minus 25% that had hired a new Chief Executive Officer in the last two years.  This second group was used to determine the range of cash and equity compensation provided to a new-hire Chief Executive Officer in a company going through a business transaction. The fourteen companies in the first peer group were:  Broadvision, Chordiant Software, Easylink Services, I-Many, Imergent, InsWeb Corp., Kana Software, Liveperson, Local.com, Looksmart, Soundbite Communication, Spark Networks, Thestreet.com and Zix. The ten companies in the new hire CEO peer group were:  CalAmp, Concurrent, Conexant, iGo, Lantronix, Openwave, Quepasa, Rackable Systems, Sourceforge and Trident Microsystems. The December 2010 amendment to the Coats Employment Agreement extended the term of the Coats Employment Agreement from April 2012 to April 2014. The Compensation Committee approved these changes to the terms of the Coats Employment Agreement in light of Mr. Coats’ service to the Company and his achievements during the prior three years and the consolidation taking place in the Company’s industry, thereby increasing the need to maintain a stable senior management.

The base annual salaries of the other current executive officers constituting named executive officers for the year ended December 31, 2011 were originally determined by the Compensation Committee, in part, based on the input from the Chief Executive Officer.  The Chief Executive Officer’s recommended base salaries for Mr. Stephen Lind, Mr. James Helberg, Mr. Glenn Fuller, and Mr. Curtis DeWalt were originally determined after reviewing proprietary survey data or other advice provided by the Compensation Committee’s independent compensation consultant and subsequently approved by the Compensation Committee. The base annual salaries of Mr. Stephen Lind and Mr. James Helberg were established in employment agreements entered into upon their hire dates, which were February 1, 2010 and May 25, 2010, respectively. The Compensation Committee did not consider any increases in the base annual salary for Messrs. Lind, Helberg, Fuller or DeWalt for 2011 compared to their 2010 base annual salaries and has not considered any increases in base annual salaries for these named executive officers for 2012.

Annual Non-Equity Incentive Compensation, Retention and Discretionary Awards.  The Company’s compensation structure provides for the opportunity for executive officers to be awarded annual incentive compensation pursuant to incentive compensation plans established each year (“Annual Incentive Compensation Plans”).  Annual Incentive Compensation Plans are generally performance based and all awards are ultimately made at the sole discretion of the Compensation Committee.  The objective of the annual incentive compensation awards under these plans is to enhance retention and motivate individuals to achieve specific goals established by the Compensation Committee.  These goals may consist of any or all of the following: (i) Company-wide performance goals; (ii) specific individual goals that are intended to advance the Company’s business and create long-term stockholder value and (iii) overall individual performance.  The Compensation Committee from time to time also considers various other discretionary, retention, or incentive compensation alternatives for the Company’s executive officers.

The annual incentive compensation award process for executive officers involves (i) setting Company-wide performance goals for the year, (ii) setting specific individual performance goals, if the Compensation Committee elects to allocate any percentage of the target annual incentive compensation award opportunity to specific individual performance goals for the particular year; (iii) setting target annual incentive compensation award opportunities for each individual and the allocation of the target annual incentive compensation award opportunity between Company-wide performance goals and specific individual performance goals (if any specific individual performance goals are established); (iv) evaluation of actual Company-wide performance against Company-wide performance goals; (v) evaluating actual individual performance against specific individual goals (if any specific individual performance goals are established); (vi) evaluating overall individual performance; and (vii) considering unique or unforeseen circumstances or events and other performance considerations affecting Company-wide and individual performance during the year.

The Compensation Committee establishes a target annual incentive compensation award opportunity for each executive officer based on a percentage of base annual salary. The target annual incentive compensation award opportunity percentages range between 55% and 70% of base salary for named executive officers other than the Chief Executive Officer, and 80% of base salary for the Chief Executive Officer. The target award opportunities for the named executive officers were established by the Compensation Committee after reviewing survey data provided by the Company’s independent compensation consultant, and, in the case of named executive officers other than the Chief Executive Officer, input from the Chief Executive Officer. The Company believes this is a meaningful incentive to achieve the incentive compensation goals and an appropriate and reasonable allocation to performance-based annual cash incentive compensation to motivate executive officers.

Typically, the Compensation Committee, with the participation of the Chief Executive Officer, sets compensation performance goals for the Company for the year.  Generally, if specific individual performance goals are established, approximately 67% or higher of the target annual incentive compensation award opportunity for executive officers has been based upon the attainment of Company-wide performance goals, which reflects the Company’s belief that executive officers are accountable for the Company’s overall operating performance.  The Company believes that this is an appropriate and reasonable allocation that aligns the annual incentive compensation for executive officers with Company-wide performance.

If the Compensation Committee elects to allocate any portion of executive officers’ target annual incentive compensation award opportunity to specific individual performance goals, the Compensation Committee sets the individual performance goals for the Chief Executive Officer, and the Chief Executive Officer, after consultation with the Compensation Committee, sets the specific individual performance goals for the other executive officers. Generally, if specific individual performance goals are established, 33% or less of the incentive compensation for each executive officer has been based upon specific individual performance goals to make executive officers accountable for achieving business objectives.  The Company believes this is an appropriate and reasonable allocation that aligns the annual incentive compensation of executive officers with individual performance. The individual performance goals are based on and reflect each individual’s responsibilities and, to the extent applicable, contribution to revenue, and may at times include such factors as leadership, team work, growth initiatives and other activities that are considered important to contributing to the long-term performance of the Company.

For Company-wide goals, the Compensation Committee may adopt a formula that establishes an award payout range based on the level of performance attained.  If adopted by the Compensation Committee for a particular plan year, the formula determines the percentage of the target annual incentive compensation award opportunity allocated to Company-wide performance goals to be paid, based on a percentage of goal achievement, with a minimum below which no payment is made and a maximum beyond which no additional incentive compensation is paid.  In determining the extent to which the Company-wide performance goals are met for a given period, the Compensation Committee exercises its judgment whether to reflect or exclude specific circumstances that the Company experienced during the year as well as the impact of unusual or infrequently occurring events or other particular circumstances affecting the Company’s business, changes in accounting principles, acquisitions, dispositions, impairment of assets, restructuring charges and litigation costs and successes, and may also consider the relative risks in achieving the goals reflected in the Company’s annual operating plan.

Generally, after the end of each fiscal year, the Compensation Committee reviews the Company’s actual performance against the previously established Company-wide performance goals.  The Compensation Committee also evaluates the performance of the Chief Executive Officer against the specific individual goals set for the Chief Executive Officer, if specific individual goals were established for the Chief Executive Officer for the year. In addition, based upon the recommendation of the Chief Executive Officer (for executive officers other than the Chief Executive Officer), the Compensation Committee evaluates performance against the specific individual performance goals set for the other executive officers, if specific individual performance goals were established for other executive officers for such year.  The Compensation Committee typically uses discretion in awarding annual incentive compensation. If an executive officer performs at a higher level than expected, the executive officer may be rewarded with a higher level of annual incentive compensation than originally targeted.  Similarly, if performance is below expectations, the executive officer’s annual incentive compensation award may be lower than target or there may be no annual incentive compensation awarded.  This process allows decisions regarding annual incentive compensation to take into account each executive officer’s personal performance and contribution during the year.

2011 Annual Incentive Compensation Plan. The 2011 Annual Incentive Compensation Plan (“2011 Incentive Plan”) was based solely on level of achievement of Company-wide performance goals. The Company-wide performance goals consisted of the following two components, weighted 30% and 70%, respectively: (i) percentage achievement of the Company’s revenue goal of $66,000,000 (“2011 Revenue Goal”) under the Company’s 2011 operating plan approved by the Board of Directors (“2011 Operating Plan”); and (ii) percentage achievement of the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) goal of $3,500,000 under the 2011 Operating Plan (“2011 EBITDA Goal”). Award payouts for each goal were based upon percentage of achievement of the goal compared to the corresponding percentage on a sliding scale that reduced awards by approximately 4% for every 1% that achievement fell below goal and increased award payouts approximately 4% for every 1% that achievement exceeded the goal (“2011 Award Opportunity Scale”). Achievement of a goal at or below 75% would result in no awards for that goal, and achievement over 100% was capped at 120%.

Award payouts to Messrs. Coats, Lind, Helberg, Fuller and DeWalt under the 2011 Incentive Plan were made 50% in cash and the remainder in performance-based options that were granted January 20, 2011 at an exercise price of $0.96 per share (“2011 Performance-Based Options”), which was the closing price of the Company’s common stock on The Nasdaq Global Market on the date of grant. The 2011 Performance-Based Options are subject to two vesting requirements and conditions: (i) percentage achievement of the 2011 Revenue Goal and 2011 EBITDA Goal compared to the corresponding percentage on the 2011 Award Opportunity Scale (“2011 Company Performance Goals Component”); and (ii) time vesting based on the time vesting schedule (“2011 Time Vesting Schedule”) set forth below (“2011 Time Vesting Component”). For 2011 Performance-Based Options to vest and become exercisable, the number of 2011 Performance-Based Options eligible to vest under the 2011 Time Vesting Component was first determined under the 2011 Company Performance Goals Component (“Vesting Eligible 2011 Performance-Based Options”). Once the aggregate number of Vesting Eligible 2011 Performance-Based Options was determined, the Vesting Eligible 2011 Performance-Based Options are then subject to vesting under the 2011 Time Vesting Component in accordance with the following 2011 Time Vesting Schedule: (i) thirty-three and one-third percent (33 1/3%) of the 2011 Vesting Eligible Performance-Based Options vested and became exercisable on the first anniversary of the date of grant, and (ii) one thirty-sixth (1/36) of the entire amount of such 2011 Vesting Eligible Performance-Based Options vest and become exercisable at each successive monthly anniversary of the grant date thereafter for the following twenty-four (24) months. 2011 Performance-Based Options that were not determined to be 2011 Vesting Eligible Performance-Based Options did not vest and were cancelled as soon as the number of 2011 Vesting Eligible Performance-Based Options was determined by the Compensation Committee. The 2011 Performance-Based Options may vest earlier under certain circumstances as may be provided under the Company’s 2010 Equity Incentive Plan (the stock option plan from which the 2011 Performance-Based Options were granted) or the applicable award agreements.

The Compensation Committee (i) set the target annual incentive compensation award opportunities for Messrs. Coats, Lind, Helberg, Fuller and DeWalt under the 2011 Incentive Plan as 80%, 70%, 70%, 70% and 55%, respectively; and (ii) granted Messrs. Coats, Lind, Helberg, Fuller and DeWalt 232,122, 123,315, 130,569, 123,315 and 94,991 2011 Performance-Based Options, respectively. The number of 2011 Performance-Based Options granted to Messrs. Coats, Lind, Helberg, Fuller and DeWalt was based on the Black-Scholes value of the options as of date of grant, which value represented approximately 50% of each named executive officer’s target annual incentive compensation award opportunity.

In determining incentive compensation award payouts under the 2011 Incentive Plan, the Compensation Committee considered the following: (i) 2011 revenues represented a 96.71% achievement of the 2011 Revenue Goal and resulted in an 86.85% targeted award payout for the 2011 Revenue Goal from the 2011 Award Opportunity Scale; (ii) 2011 EBITDA represented a 95.03% achievement of the 2011 EBITDA Goal and resulted in an 80.10% targeted award payout for the EBITDA Goal from the 2011 Award Opportunity Scale; (iii) the relaunch of the Company’s flagship website, Autobytel.com; (iv) achievement of profitability for 2011, the Company’s first profitable year since 2004; (v) a 24% year-over-year growth in revenue; and (vi) improvement in the quality of the Company’s automotive leads.

Based on its evaluation of the foregoing items, the Compensation Committee (i) approved cash award payouts under the 2011 Incentive Plan to Messrs. Coats, Lind, Helberg, Fuller and DeWalt of $137,970, $73,297, $77,608, $73,297 and $56,461, respectively; and (ii) confirmed that 131,072, 82,125, 82,125, 69,632 and 53,638 of the 2011 Performance-Based Options originally granted to Messrs. Coats, Lind, Helberg, Fuller and DeWalt, respectively, were Vesting Eligible 2011 Performance-Based Options that vest in accordance with the 2011 Time Vesting Schedule, with the remainder of the 2011 Performance-Based Options originally granted to these named executive officers being cancelled.

In addition to the foregoing awards under the 2011 Annual Incentive Plan, Mr. Coats recommended, and the Compensation Committee approved, discretionary supplemental individual performance awards to Messrs. Lind, Helberg, Fuller and DeWalt in the amounts of $11,500, $11,500, $12,000 and $9,000, respectively, in recognition of their individual contributions to the Company’s overall performance in 2011 and for retention purposes.

2012 Annual Incentive Compensation Plan. The 2012 Annual Incentive Compensation Plan (“2012 Incentive Plan”) consists of two components: (i) Company-wide performance goals (“2012 Company Performance Component”) and individual performance (“2012 Individual Performance Component”). The 2012 Company Performance Component consists of the level of achievement of each of the following two Company-wide performance goals, weighted 30% and 70%, respectively: (i) percentage achievement of the Company’s revenue goal (“2012 Revenue Goal”) under the Company’s 2012 operating plan approved by the Board of Directors (“2012 Operating Plan”); and (ii) percentage achievement of the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) goal under the 2012 Operating Plan (“2012 EBITDA Goal”). Award payout opportunities for each goal is based upon percentage of achievement of the goal compared to the corresponding percentage on a sliding scale that reduces awards payout opportunities by approximately 3% for every 1% that achievement falls below goal and increases award payout opportunities approximately 3% for every 1% that achievement exceeded the goal (“2012 Award Opportunity Scale”). Achievement of a goal at or below 67% would result in no awards for that goal, and achievement over 100% is capped at 120%. The sum of the weighted percentages derived from the 2012 Award Opportunity Scale for the 2012 Revenue Goal and the 2012 EBITDA Goal is applied to the particular named executive officer’s target annual incentive compensation award opportunity to determine the officer’s 2012 award payout opportunity. The award payout opportunity is then multiplied by the percentage determined by the Compensation Committee to be the officer’s overall individual performance for 2012 to determine the officer’s award payout. The 2012 Individual Performance Component for each named executive officer other than Chief Executive Officer is determined by the Compensation Committee based on consideration of recommendations made by the Chief Executive Officer after the Chief Executive Officer’s discretionary review and evaluation of the applicable officer’s overall individual performance during 2012. The 2012 Individual Performance Component for the Chief Executive Officer is determined by the Compensation Committee based on the Compensation Committee’s discretionary review and evaluation of the Chief Executive Officer’s overall individual performance during 2012.

Award payouts, if any, to Messrs. Coats, Lind, Helberg, Fuller and DeWalt under the 2012 Incentive Plan up to and including 100% achievement of the 2012 Revenue Goal and 2012 EBITDA Goal will be made 50% in cash and the remainder in performance-based options that were granted January 10, 2012 at an exercise price of $0.78 per share (“2012 Performance-Based Options”), which was the closing price of the Company’s common stock on The Nasdaq Global Market on the date of grant. The 2012 Performance-Based Options are subject to two vesting requirements and conditions: (i) percentage achievement of the 2012 Revenue Goal and 2012 EBITDA Goal compared to the corresponding percentage on the 2012 Award Opportunity Scale (“2012 Company Performance Goals Component”); and (ii) time vesting based on the time vesting schedule (“2012 Time Vesting Schedule”) set forth below (“2012 Time Vesting Component”). For 2012 Performance-Based Options to vest and become exercisable, the number of 2012 Performance-Based Options eligible to vest under the 2012 Time Vesting Component must first be determined under the 2012 Company Performance Goals Component (“Vesting Eligible 2012 Performance-Based Options”). Once the aggregate number of Vesting Eligible 2012 Performance-Based Options is determined, the Vesting Eligible 2012 Performance-Based Options are then subject to vesting under the 2012 Time Vesting Component in accordance with the following 2012 Time Vesting Schedule: (i) thirty-three and one-third percent (33 1/3%) of the 2012 Vesting Eligible Performance-Based Options vested and became exercisable on the first anniversary of the date of grant, and (ii) one thirty-sixth (1/36) of the entire of such 2012 Vesting Eligible Performance-Based Options shall vest and become exercisable at each successive monthly anniversary of the grant date thereafter for the following twenty-four (24) months. 2012 Performance-Based Options that are not determined to be 2012 Vesting Eligible Performance-Based Options shall not vest and shall be cancelled as soon as the number of 2012 Vesting Eligible Performance-Based Options is determined by the Compensation Committee. The 2012 Performance-Based Options may vest earlier under certain circumstances as may be provided under the Company’s 2010 Equity Incentive Plan (the stock option plan from which the 2012 Performance-Based Options were granted) or the applicable award agreements. Award payouts, if any, over 100% achievement of the 2012 Revenue Goal and 2012 EBITDA Goal will be paid 100% in cash.

The Compensation Committee (i) set the target annual incentive compensation award opportunities for Messrs. Coats, Lind, Helberg, Fuller and DeWalt under the 2012 Incentive Plan as 80%, 70%, 70%, 70% and 55%, respectively; and (ii) granted Messrs. Coats, Lind, Helberg, Fuller and DeWalt 215,385, 114,423, 121,154, 114,423 and 88,141 2012 Performance-Based Options, respectively. The number of 2012 Performance-Based Options granted to Messrs. Coats, Lind, Helberg, Fuller and DeWalt was based on the Black-Scholes value of the options as of date of grant, which value represented approximately 50% of each named executive officer’s target annual incentive compensation award opportunity.

Long-Term Equity Incentive Awards.  The Company believes that equity-based compensation in the form of stock options or restricted stock links the interests of executive officers with the long-term interests of the Company’s stockholders, support a pay-for-performance culture, foster employee stock ownership, focuses the management team on increasing value for the stockholders and encourages executive officers to remain in the Company’s employ.  In addition, stock options and restricted stock awards help to provide a long-term balance to the overall compensation program.  While cash bonus payments are focused on short-term performance, the multi-year vesting schedule of stock options and the forfeiture restrictions on restricted stock create incentive for increases in stockholder value over a longer term.

The Company views stock options as performance-based because they require the stock price to increase in order for the recipient to realize value from the stock options.  The vesting period also encourages executive retention and the preservation and enhancement of stockholder value.  Restricted stock that is subject to forfeiture in the event an executive officer leaves the Company prior to the lapse of the forfeiture restrictions provides similar retention and long-term motivational effects.  The Company views restricted shares as providing employment retention incentives and an incentive to increase share values because they become more valuable as the price of Autobytel’s common stock increases.

The level of long-term incentive compensation is determined based on an evaluation of competitive factors, the position and level of responsibility of each executive officer, the Company’s belief that stock options should be a significant part of the total mix of executive officer compensation and the goals of the compensation objectives described above.  The long-term incentive compensation grant practice has been to provide stock options with exercise prices of not less than fair market value of the Company’s stock on the date of grant.  Depending on the circumstances, in establishing grant levels, the Company may consider the equity ownership levels of the recipients, exercise prices of existing grants or prior grants that are fully vested. The Company does not have a policy requiring executive officers or directors to hold shares acquired following option exercise or restricted stock vesting for any additional length of time, unless the share is specifically subject to a resale restriction.  There are also no ownership guidelines for executives or directors, as this it is not viewed as competitive for a public company of Autobytel’s size.

Stock options typically have been granted to executive officers when the executive first joins the Company and upon promotions to more senior executive positions.  At the discretion of the Compensation Committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Company’s common stock.  The number of shares subject to each stock option granted is within the discretion of the Compensation Committee and is based on anticipated future contribution and ability to impact the Company’s results, past performance or consistency within the officer’s internal pay level.  The Compensation Committee considers these factors, as well as applicable contractual requirements, the value of long-term incentive grants, share usage tax impact, leverage and stockholder dilution.  Option grants prior to 2010 typically had a term of ten years, while the Company’s 2010 Equity Incentive Plan requires that options granted under this plan expire no later than seven years from the date of grant.  Stock options generally vest and become exercisable over a three-year period.

The Compensation Committee approves all stock options, subject to limited delegation to the Non-Executive Stock Option Committee, which consists of the Company’s Chief Executive Officer, for stock option grants to non-executive officers.  Generally, option grants to new hires who are executive officers are approved prior to the date of hire and granted on the date of hire.

In 2011, stock option grants outside the 2011 Incentive Plan were made to Messrs. Lind, Helberg, Fuller and DeWalt. After considering the Chief Executive Officer’s recommendation, the Compensation Committee approved the grants of 10,000 stock options each to of these named executive officers as of December 7, 2011 at an exercise price of $0.76 per share, the closing price for Autobytel’s common stock on the Nasdaq Global Market as of the grant date. In addition, upon the recommendation of the Chief Executive Officer, the Compensation Committee approved an additional grant of 25,000 stock options each to (i) Mr. Helberg as of July 19, 2011 at an exercise price of $1.10 per share, the closing price for Autobytel’s common stock on the Nasdaq Global Market as of the grant date; and (ii) Mr. Fuller as of August 8, 2011 at an exercise price of $1.10 per share, which price was above the closing price for Autobytel’s common stock on the Nasdaq Global Market as of the grant date. The grant of stock options to the foregoing named executive officers on December 7, 2011 was made in connection with a company-wide option grant to employees in recognition of their efforts during 2011 resulting in the Company achieving 24% year-over-year growth in revenues and the first profitable year for the Company since 2004. The additional grant of options to Mr. Helberg as of July 19, 2011 was made in recognition of his efforts in connection with the redesign and relaunch of the Autobytel.com website. The additional grant of options to Mr. Fuller as of August 8, 2011 was made in recognition of his efforts in obtaining settlements of various litigation matters. All of the foregoing option grants vest one-third on the first anniversary following the grant date, with the remaining two-thirds vesting ratably over twenty-four months thereafter. The vesting of these stock options (i) may accelerate upon a change in control of Autobytel in accordance with the 2010 Equity Incentive Plan and the applicable stock award agreements and (ii) will accelerate in the event the executive officer’s employment with the Company is terminated without cause by the Company or for good reason by the executive officer (as such terms are defined in the applicable executive officer’s severance benefits agreement). These stock option grants reflected the Compensation Committee’s belief that equity-based compensation in the form of stock options links the interests of named executive officers with the long-term interests of the Company’s stockholders, supports a pay-for-performance culture, fosters stock ownership by named executive officers, focuses the management team on increasing value for the stockholders, and encourages named executive officers to remain in the Company’s employ. No stock option grants were made to Mr. Coats in 2011 other than 2011 Performance-Based Options under the 2011 Incentive Plan.

Severance and Change in Control Terms.  The Company has entered into agreements with various key employees, including the executive officers, that provide for severance benefits under certain employment termination events.  In addition, certain of the agreements also provide for payments and benefits in the event of a change in control. The agreements are designed as a recruiting and retention mechanism to assist the Company in providing enough employment security to compete for highly qualified executive officers and induce them to invest themselves in a career with the Company, to assist in retention of the Company’s executive officers during the uncertainty that might accompany any possible change in control, and to offset any motivation executive officers might otherwise have to resist a change in control that could result in loss of their employment.  Information regarding applicable terms of such agreements for the Company’s named executive officers is provided below under the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION-Employment Agreements.”

Under the Coats Employment Agreement, Mr. Coats is entitled to specified payments in the event certain events of employment termination, including termination in connection with or following a change in control. The Compensation Committee approved these terms in connection with its evaluation of Mr. Coats’ amended and restated employment agreement in consultation with the Compensation Committee’s independent compensation consultant.  The employment agreement contains confidentiality and non-solicitation provisions that extend beyond termination.  See the section below entitled “Tax and Accounting Implications- IRC Sections 280G and 4999” regarding the Compensation Committee’s consideration of IRC Sections 280G and 4999 in structuring Mr. Coats’ employment and severance package.  The December 2010 amendment to the Coats Employment Agreement increased the lump sum payout to Mr. Coats in the event of a termination of Mr. Coats’ employment in connection with a change in control of the Company from 1.3 times his annual base salary to 1.72 times the sum of his base annual salary and his target annual incentive compensation opportunity. The Compensation Committee approved these changes to the terms of the Coats Employment Agreement in light of Mr. Coats’

service to the Company and his achievements during the prior three years and the consolidation taking place in the Company’s industry, thereby increasing the need to maintain a stable senior management. The amount of the foregoing lump sum cash payout related to Mr. Coats’ targeted annual incentive compensation opportunity in the case of a termination of employment in connection with a change in control of the Company prior to payout of awards under the Annual Incentive Compensation Plan for the year in which the termination of employment occurs will be reduced by the sum of (i) if performance-based stock options are a component of an Annual Incentive Compensation Plan, the option spread (based on the difference between the per share transaction price of the Company’s Common Stock and the option exercise price), if any, on Mr. Coats’ performance-based options granted under such Annual Incentive Compensation Plan (this option-related reduction not to exceed $168,000); and (ii) the cash payout, if any, under the Annual Incentive Compensation Plan as of the change in control event.

The severance benefits agreements for Messrs. Lind, Helberg, Fuller and DeWalt provide that they are entitled to certain payments in the event certain events of employment termination, including termination in connection with or following a change in control.  The severance agreements for Messrs. Fuller and DeWalt provide for gross-ups to offset any excise tax on excess parachute programs to preserve the net value to them of these severance benefits so that the value of the motivational and retention aspects of the severance compensation packages for these executive officers would not be diminished. The Compensation Committee approved the severance agreements for Messrs. Fuller and DeWalt in connection with the implementation of the Company’s retention plan in September 2008 at a time when the Company was considering a possible sale of the Company and approved the severance agreements for Messrs. Lind and Helberg in connection with their joining the Company.

In the event of a change in control of the Company prior to the determination of the Vesting Eligible 2012 Performance-Based Options under the 2012 Annual Incentive Plan (and the 2010 Equity Incentive Plan from which the performance-based stock options for the 2012 Annual Incentive Plan were awarded), the Compensation Committee will determine the level of achievement of the 2012 Company Performance Goals Component under the 2012 Annual Incentive Plan for purposes of such officer’s awards as of the change in control event. Based on such determination, (i) the cash component of the 2012 Annual Incentive Plan resulting from such determination will be paid in connection with the change in control; and (ii) the number of Vesting Eligible 2012 Performance-Based Options resulting from such determination will be accelerated and become fully vested and exercisable as of the change in control event if (1) the acquirer does not assume the Vesting Eligible 2012 Performance-Based Options or the Company (if it is the ultimate parent entity after the change in control) does not continue the Vesting Eligible 2012 Performance-Based Options; or (2) the Vesting Eligible 2012 Performance-Based Options are not assumed, substituted or continued with equity securities of the successor company or the Company, as applicable, that are publicly-traded and listed on an exchange in the United States and that have voting, dividend and other rights, preferences and privileges substantially equivalent to the Company’s common stock prior to the change in control. If the vesting of the Vesting Eligible 2012 Performance-Based Options is not accelerated as of the change in control event, the vesting of the Vesting Eligible 2012 Performance-Based Options for a named executive officer will be accelerated if there occurs a termination of that named executive officer’s employment within twenty-four (24) months of the change in control event, and in the event of such a termination of employment, the Vesting Eligible 2012 Performance-Based Options will remain exercisable for a period of 24 months following the termination of employment (but in no event later than the original expiration date of the 2012 Performance-Based Options). The 2012 Performance-Based Options also will accelerate in the event the executive officer’s employment with the Company is terminated at any time without cause by the Company or for good reason by the executive officer (as such terms are defined in the applicable executive officer’s severance benefits agreement). The award agreements for the Vesting Eligible 2011 Performance-Based Options and the stock option award agreements for other stock options granted to Messrs. Lind, Helberg, Fuller and DeWalt during 2011 contain similar acceleration provisions in the event of a change in control of the Company or a termination of the executive officer’s employment with the Company is terminated at any time without cause by the Company or for good reason by the executive officer (as such terms are defined in the applicable executive officer’s severance benefits agreement).

Benefits and Perquisites.  Except as discussed below, typically executive officers participate in employee benefit plans that are generally available to all employees on the same terms.

All employees above the senior manager level are provided with enhanced supplemental short and long term disability insurance by the Company in addition to the Company’s standard short and long term disability insurance in order to attract and retain them. For those executive officers who qualify for the coverage, the Company also provides an additional supplemental long term disability plan that offers a benefit of up to 75% of the executive’s base annual salary, up to a maximum benefit of $5,000 per month.  The benefit begins 90 calendar days after the onset of the disability and can continue up to age 65.

In connection with Mr. Coats’ employment by the Company, Mr. Coats relocated to Orange County, California.  The Compensation Committee approved the payment or reimbursement of customary relocation expenses directly related to Mr. Coats’ relocation and other miscellaneous moving expenses, which other miscellaneous expenses that were capped at

$30,000. In addition, the Company agreed to pay for temporary housing for Mr. Coats. The Company agreed to make additional payments to Mr. Coats to compensate for his additional tax obligations incurred by reason the Company’s payment or reimbursement of Mr. Coats’ relocation expenses. The December 2010 amendment to the Coats Employment Agreement (i) extended his temporary housing allowance to June 30, 2011; (ii) increased his miscellaneous moving expenses from $40,000 to $53,000; and (iii) increased his temporary monthly housing allowance from $5,600 to $7,000. The Compensation Committee subsequently extended Mr. Coats’ temporary monthly housing allowance until the earlier of (i) December 31, 2012; and (ii) a sale of Mr. Coats’ prior residence in New Jersey. The Compensation Committee approved these changes to the terms of the Coats Employment Agreement in light of the housing market conditions Mr. Coats is experiencing in attempting to sell his prior residence in New Jersey and the desire of the Company to avoid purchasing Mr. Coats’ prior residence.

Tax and Accounting Implications

IRC Section 162(m) Limitation.  The Compensation Committee has considered the potential impact of Section 162(m) of the IRC on the compensation paid to the Company’s executive officers.  In general, Section 162(m) disallows a tax deduction for the compensation paid to certain executives of publicly-held corporations in excess of $1.0 million in any taxable year.  The $1.0 million limitation applies per executive per year and only to the compensation paid to the chief executive officer and to each of the next three most highly compensated officers other than the chief financial officer, and provided that compensation is not performance-based.  In general, it is the Compensation Committee’s policy to qualify its executives’ compensation for deductibility under applicable tax laws.  The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation programs, even though those programs may result in certain non-deductible compensation expenses.  Therefore, the Compensation Committee has from time to time approved elements of compensation for certain officers that may not be fully deductible and reserves the right to do so in the future in appropriate circumstances. In addition, although some amounts recorded as compensation by the Company to certain of the Company’s executive officers may be limited by Section 162(m), that limitation does not result in the current payment of increased federal income taxes by the Company due to the Company’s significant net operating loss carry forwards.

IRC Sections 280G and 4999.  The Compensation Committee has considered the potential impact of Sections 280G and 4999 of the IRC in structuring the compensation and severance packages for the Company’s executives.  Section 280G disallows a tax deduction by the payor for “excess parachute payments” made to executives, and Section 4999 imposes a 20% nondeductible excise tax on the executive receiving an excess parachute payment.  In general, a parachute payment to an executive is a payment to the executive in the nature of compensation that is contingent on a change in control and exceeds three times the executive’s base amount.  An executive’s base amount is generally the average compensation received by the executive from the company during the five year period preceding the change in control.  An excess parachute payment is any amount over the portion of the base amount allocated to that parachute payment.

In general, it is the Compensation Committee’s policy to qualify its executives’ compensation for deductibility under applicable tax laws.  The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation programs, even though those programs may result in certain non-deductible compensation expenses.  Therefore, the Compensation Committee has from time to time approved elements of compensation for certain officers that may not be fully deductible and that provide for the Company to “gross up” the payment made to the executive to compensate the executive for the 20% excise tax, and the Compensation Committee reserves the right to do so in the future in appropriate circumstances.

In connection with the structuring of Mr. Coats’ compensation and severance package, the Compensation Committee considered the effects of Sections 280G and 4999.  In light of the estimated expense to the Company, the Compensation Committee elected not to provide Mr. Coats with a gross-up payment in the event any amount of severance payments or compensation made to Mr. Coats were found to be excess parachute payments, but did not want to diminish the value of the motivational and retention aspects of Mr. Coat’s severance compensation package.  Therefore certain aspects of Mr. Coats’ severance package, including the one-year consulting agreement in the event of a termination of Mr. Coats’ employment without cause or by Mr. Coats for good reason within eighteen months of a change in control and the vesting terms of the options granted to Mr. Coats in connection with his employment as the Company’s President and Chief Executive Officer were structured to mitigate the applicability of Sections 280G and 4999 to Mr. Coats’ severance compensation.

Accounting for Stock-Based Compensation.  The Company accounts for its stock-based payments, including stock options and restricted stock, in accordance with the requirements of U.S. GAAP, including Financial Accounting Standard Board’s ASC Topic 718 “Compensation-Stock Compensation” (“FASB ASC Topic 718”).  The Company recognizes share-based compensation based on the fair value of awards, net of estimated forfeitures on a straight line basis over the requisite service periods, which is generally over the award’s respective vesting period, or on an accelerated basis over the estimated performance periods for options with performance conditions.  Restricted stock fair value is measured on the grant date based on the quoted market price of Company’s Common Stock, and the stock option fair value is estimated on the grant date using the Black-Scholes option pricing model based on the underlying Common Stock closing price as of the date of grant, the expected term, stock price volatility and risk-free interest rates.

Compensation Consultants

Periodically, the Compensation Committee consults with Frederic W. Cook & Co., Inc. (“Frederic Cook”), the Compensation Committee’s independent compensation consultant, regarding executive compensation matters.  In addition, periodically, Frederic Cook provides the Compensation Committee with market data and compensation alternatives for consideration. During 2011, the Compensation Committee requested Frederic Cook to comment upon the Company’s 2011 Annual Incentive Compensation Plan and upon the extension of the temporary housing allowance for the Company’s Chief Executive Officer The Compensation Committee directly engaged Frederic Cook and the Company’s executive officers did not participate in the selection of Frederic Cook, except that prior to Mr. Coats’ employment as the Company’s President and Chief Executive Officer, Mr. Coats was a member of the Compensation Committee that selected Frederic Cook for various consulting projects. Periodically, the Company’s Chief Executive Officer seeks input from Frederic Cook on compensation matters relating to named executive officers other than the Chief Executive Officer in providing information to the Compensation Committee regarding compensation matters.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K adopted by the SEC, and, based on that review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Autobytel Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Proxy Statement on Schedule 14A in connection with the 2012 annual meeting of stockholders of Autobytel Inc.

                                              Compensation Committee

                                              Janet M. Thompson
                                              Michael J. Fuchs
                                              Mark N. Kaplan
                                              Jeffrey M. Stibel

The above report of the Compensation Committee will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this report be incorporated by reference in any of the Company’s filings under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates the same by reference.

Summary Compensation

The table below and the accompanying footnotes summarize the compensation attributed for fiscal years 2009, 2010 and 2011, as applicable, to the Company’s executive officers who constitute Named Executive Officers for the fiscal year ended December 31, 2011.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Named Executive Officers
Jeffrey H. Coats	2011	420,000				—	137,553	137,970	221,789	(3)	917,312
President, Chief Executive Officer and Director	2010	409,412	(4)	—		—	—	164,193	157,598	(5)	731,203
	2009	400,588	(4)	30,000	(4)	—	137,621	336,000	149,784	(6)	1,053,993

Stephen D. Lind	2011	255,000		11,500		—	77,742	73,297	2,472	(7)	420,011
Executive Vice President, Corporate Development	2010	233,750		—		—	166,746	100,000	41,535	(8)	542,031

James D. Helberg	2011	270,000		11,500		—	99,002	77,608	7,020	(9)	465,130
Executive Vice President, Product, Marketing and Analytics	2010	162,614		—		—	157,027	105,000	159,593	(10)	584,234

Glenn E. Fuller	2011	255,000		12,000		—	94,709	73,297	3,872	(11)	438,878
Executive Vice President, Chief Legal and Administrative Officer and Secretary	2010	255,000		—		—	—	87,228	5,990	(12)	348,218
	2009	250,833		—		—	35,551	154,800	5,970	(13)	447,154

Curtis E. DeWalt	2011	250,000		9,000		—	60,958	56,461	5,338	(14)	381,757
Senior Vice President and Chief Financial Officer	2010	250,000		—		—	—	67,192	7,814	(15)	325,006
	2009	241,667		—		—	40,630	137,500	5,960	(16)	425,757

(1)
The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized.  Effective February 28, 2010, the dollar amount reported for stock awards and option awards is the aggregate grant date fair value of awards granted during the year calculated in accordance with FASB ASC Topic 718.  To facilitate year-to-year comparisons, prior year amounts have been recast to conform to current year presentation. See Note 8 of the “Notes to Consolidated Financial Statements” in Part IV, Item 15-Exhibits and Financial Statement Schedules of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which accompanies this Proxy Statement for assumptions made in these valuations.

(2)
Represents amounts related to corporate performance goals.  For information on the amounts earned in 2011, see the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION-Compensation Discussion and Analysis- Annual Non-Equity Incentive Compensation, Retention and Discretionary Awards-2011 Annual Incentive Compensation Plan.”

(3)	Represents $212,450 for payment of relocation expenses and lodging costs, $4,127 for health insurance for dependent and $5,212 for supplemental insurance premiums.
(4)
Represents $30,000 paid to Mr. Coats upon the signing of his amended and restated employment agreement. Mr. Coats’ base annual salary of $420,000 was reduced in 2009 and 2010 by the amount of the signing bonus.

(5)
Represents $142,692 for payment of relocation expenses and lodging costs, $6,694 for health insurance for dependent, $5,212 for supplemental insurance premiums and $3,000 for matching contributions to the Company’s Retirement Savings Plan.

(6)
Represents $85,907 for payment of relocation expenses and lodging costs, $57,067 for related tax gross-up on lodging costs, $3,810 for supplemental insurance premiums, and $3,000 for matching contributions to the Company’s Retirement Savings Plan.

(7)	Represents $2,472 for supplemental insurance premiums.
(8)
Represents $2,709 for matching contributions to the Company’s Retirement Savings Plan, $1,826 for supplemental insurance premiums, and $37,000 in consulting fees for consulting services rendered in 2010 prior to being employed by the Company.

(9)	Represents $4,127 for health insurance for dependent and $2,893 for supplemental insurance premiums.
(10)
Represents $1,856 for matching contributions to the Company’s Retirement Savings Plan, $3,905 for health insurance for dependent, $1,449 for supplemental insurance premiums and $152,383 in consulting fees for consulting services rendered in 2010 prior to being employed by the Company.

(11)	Represents $3,872 for supplemental insurance premiums.
(12)	Represents $3,000 for matching contributions to the Company’s Retirement Savings Plan and $2,990 for supplemental insurance premiums.
(13)	Represents $3,000 for matching contributions to the Company’s Retirement Savings Plan and $2,970 for supplemental insurance premiums.
(14)	Represents $5,338 for supplemental insurance premiums.
(15)	Represents $3,000 for matching contributions to the Company’s Retirement Savings Plan and $4,814 for supplemental insurance premiums.
(16)	Represents $3,000 for matching contributions to the Company’s Retirement Savings Plan and $2,960 for supplemental insurance premiums.

Grants of Plan-Based Awards in 2011

The following table sets forth for each of the Named Executive Officers information concerning plan-based awards, including stock and stock option awards granted during 2011.  During 2011, the Company granted options at exercise prices equal to or above the fair market value of a share of the Company’s Common Stock as determined by the closing price on The Nasdaq Global Market on the date of grant.  The term of each option granted is either ten or seven years from the date of grant, depending on the stock option plan from which the stock options were granted.  The vesting of restricted stock awards and certain option awards accelerates if there is a change in control of the Company or involuntary termination of employment.  Option awards may be cancelled before their expiration dates if the optionee’s status as an employee is terminated or upon the optionee’s death or disability.

2011 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($ /Share)	Closing Price on Grant Date ($ /Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Named Executive Officers
Jeffrey H. Coats	01/20/11	6,720	168,000	302,400	232,122	0.96	0.96	137,553
Stephen D. Lind	01/20/11	3,570	89,250	160,650	123,315	0.96	0.96	73,075
	12/07/11				10,000	0.76	0.76	4,667
James D. Helberg	01/20/11	3,780	94,500	170,100	130,569	0.96	0.96	77,374
	07/19/11				25,000	1.10	1.10	16,961
	12/07/11				10,000	0.76	0.76	4,667
Glenn E. Fuller	01/20/11	3,570	89,250	160,650	123,315	0.96	0.96	73,075
	08/08/11				25,000	1.10	0.85	16,967
	12/07/11				10,000	0.76	0.76	4,667
Curtis E. DeWalt	01/20/11	2,750	68,750	123,750	94,991	0.96	0.96	56,291
	12/07/11				10,000	0.76	0.76	4,667

(1)	Options were granted from the 2010 Equity Incentive Plan.
(2)	The dollar amount reported for option awards is the aggregate grant date fair value of awards granted during the year calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2011 Year-End

The following table sets forth, for each of the Named Executive Officers, information concerning outstanding stock and option awards as of December 31, 2011.

2011 Outstanding Awards at Fiscal Year-End Table

Name	Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
		Exercisable	Un-exercisable	Un-earned
Named Executive Officers

Jeffrey H. Coats(1)	01/20/2011 (5)	—	—	232,122	0.96	01/20/2018
	04/03/2009	1,000,000	—	—	0.35	04/03/2019
	11/03/2008	5,000	—	—	0.77	11/03/2018
	11/01/2007	5,000	—	—	2.32	11/01/2017
	11/01/2006	5,000	—	—	3.25	11/01/2016
	03/21/2006	5,000	—	—	4.61	03/21/2016
	09/08/2005	12,000	—	—	5.07	09/08/2015
	11/01/2004	10,000	—	—	6.90	11/01/2014
	12/24/2003	25,000	—	—	9.21	12/24/2013
	11/01/2003	5,000	—	—	10.89	11/01/2013
	02/24/2003	5,000	—	—	3.01	02/24/2013
	12/04/2002	20,000	—	—	3.00	12/04/2012
	11/01/2002	5,000	—	—	2.32	11/01/2012
	07/18/2002	24,500	—	—	2.35	07/18/2012

Stephen D. Lind	12/07/2011(3)	—	10,000	—	0.76	12/07/2018
	01/20/2011(5)	—	—	123,315	0.96	01/20/2018
	02/01/2010(2)	122,230	77,770	—	1.09	02/01/2020
	05/13/2010(2)	26,404	23,596	—	1.09	05/13/2020

James D. Helberg	12/07/2011(3)	—	10,000	—	0.76	12/07/2018
	07/19/2011(3)	—	25,000	—	1.10	07/19/2018
	01/20/2011(5)	—	—	130,569	0.96	01/20/2018
	05/25/2010(2)	131,952	118,048	—	1.02	05/22/2020

Glenn E. Fuller	12/07/2011(3)	—	10,000	—	0.76	12/07/2018
	08/08/2011(3)	—	25,000	—	1.10	08/08/2018
	01/20/2011(5)	—	—	123,315	0.96	01/20/2018
	09/22/2009(6)	37,396	12,456	—	0.62	09/22/2019
	03/03/2009 (4)	80,210	7,290	—	0.35	03/03/2019
	09/29/2008	100,000	—	—	1.06	09/29/2018
	05/13/2008	75,000	—	—	1.91	05/13/2018
	10/16/2006	75,000	—	—	3.28	10/16/2016

Curtis E. DeWalt	12/07/2011(3)	—	10,000	—	0.76	12/07/2018
	01/20/2011(5)	—	—	94,991	0.96	01/20/2018
	09/22/2009(6)	42,737	14,238		0.62	09/22/2019
	03/03/2009(4)	91,669	8,331		0.35	03/03/2019
	09/29/2008	100,000	—		1.06	09/29/2018
	10/30/2007	140,000	—		2.59	10/30/2017

(1)	The outstanding equity awards granted prior to the year ended December 31, 2008 were granted to Mr. Coats pursuant to his service as a non-executive member of the Company’s Board of Directors.
(2)
One-third of the stock options granted cliff vest on the first anniversary following the grant date, and the remaining two-thirds vest ratably over twenty-four months thereafter. The vesting of the stock options will accelerate upon a change in control of Autobytel.

(3)
One-third of the stock options granted cliff vest on the first anniversary following the grant date, and the remaining two-thirds vest ratably over twenty-four months thereafter. The vesting of the stock options will accelerate upon a change in control of Autobytel. In addition, the vesting of stock options will accelerate upon (i) a termination of employment without cause by the Company or for good reason by the named executive officer; or (ii) a change in control if coupled with a termination of employment by the Company without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options as provided in the applicable plan pursuant to which the options were granted or the applicable option award agreement.

(4)
One-third of these options vested on the first anniversary following the grant date, and the remaining two-thirds vest ratably over twenty-four months thereafter.  In addition, the remaining two-thirds of the awards were subject to additional market price conditions in order to be exercisable, each of which have been satisfied. The vesting of these stock options will accelerate (i) if Autobytel terminates the executive officer’s employment without cause or if the executive officer resigns his employment for good reason; or (ii) upon a change in control of Autobytel.

(5)
2011 Performance-Based Options granted January 20, 2011 are subject to two vesting requirements and conditions: (i) percentage achievement of company performance goals for 2011; and (ii) time vesting based on the following schedule: (a) thirty-three and one-third percent (33 1/3%) of the option awarded based on company performance became exercisable on the first anniversary of the date of grant, and (b) one thirty-sixth (1/36) of the entire amount of such awarded options vest and become exercisable at each successive monthly anniversary of the grant date thereafter for the following twenty-four (24) months. The vesting of these stock options will accelerate under certain circumstances as may be provided under the Company’s 2010 Equity Incentive Plan (the stock option plan from which the 2011 Performance-Based Options were granted) or the applicable award agreements, including upon a change in control if coupled with a termination of employment by the Company without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options.

(6)
One-third of these options vested on the first anniversary following the grant date, and the remaining two-thirds vest ratably over twenty-four months thereafter. The vesting of these stock options will accelerate (i) if Autobytel terminates the executive officer’s employment without cause or if the executive officer resigns his employment for good reason; or (ii) upon a change in control of Autobytel.

Option Exercises and Stock Vested in 2011

The following table sets forth for each of the Named Executive Officers information concerning option exercises and stock vestings during 2011.

2011 Options Exercised and Stock Vested
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Named Executive Officers
Jeffrey H. Coats	—	—	—	—
Stephen D. Lind	—	—	—	—
James D. Helberg	—	—	—	—
Glenn E. Fuller	—	—	6,251	$6,890
Curtis E. DeWalt	—	—	6,251	$6,890
	0	$0	12,502	$13,780

(1)	The aggregate dollar amount realized on exercising is computed by multiplying the number of options exercised by the spread between the sales price of the options exercised and the exercise price.

(2)	The aggregate dollar amount realized on vesting is computed by multiplying the number of shares by the closing price of the Company’s Common Stock on the vesting date.

Employment Agreements

The Company has entered into written employment agreements with the following executive officers.  Except for Mr. Coats, the employment of each of these executive officers is “at will” and not for a specified term.  Under the terms of their respective agreements, each executive is entitled to all customary benefits afforded generally to executive officers of the Company, including any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board of Directors.  The Company will pay or reimburse each of these executives for all reasonable business expenses incurred while employed by the Company.  The employment agreements with these executive officers also provide for specified payments and continuation of benefits in the event of a termination of the officer's employment with the Company by the Company without cause or by the officer for good reason, including any such termination in connection with a change in control of the Company. For a description of these termination and change in control provisions see the section of this Proxy Statement below entitled “Potential Payments Upon Termination or Change in Control.”  Each of the employment agreements described above contains confidentiality and nonsolicitation provisions that extend beyond termination of employment.

Jeffrey H. Coats.  In connection with the appointment of Mr. Coats as the Company’s President and Chief Executive Officer in December 2008, the Company and Mr. Coats entered into an Employment Agreement as of December 11, 2008, which agreement was amended as of April 3, 2009 and further amended as of December 17, 2010  (Mr. Coats’ initial employment agreement, as amended by the Compensation Committee on April 3, 2009 and December 17, 2010, is referred to in this Proxy Statement as the “Coats Employment Agreement”). The Coats Employment Agreement is for a term of five years commencing April 3, 2009.  Mr. Coats is entitled to an annual base salary of $420,000 for the year ending December 31, 2012 and thereafter for the remainder of the term of the Coats Employment Agreement.  Mr. Coats is also eligible to receive an annual incentive compensation opportunity targeted at 80% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.

In connection with his employment by the Company, Mr. Coats relocated to Orange County, California.  The Compensation Committee approved the payment or reimbursement of reasonable and customary relocation expenses directly related to Mr. Coats’ relocation, including sales commission and closing costs for his prior residence in New Jersey (or broker commission for renting that residence), shipping two automobiles and other reasonable and customary miscellaneous moving expenses, which other miscellaneous expenses should not exceed $53,000.  In addition, the Company has agreed to provide Mr. Coats a temporary housing of $7,000 per month until the earlier of (i) the sale of Mr. Coats’ prior residence in New Jersey; and (ii) December 31, 2012. The Company will make additional payments to Mr. Coats to compensate for his additional tax obligations incurred by reason the Company’s payment or reimbursement of Mr. Coats’ relocation and temporary housing expenses.

Stephen D. Lind. In connection with his joining the Company in February 2010 as the Company’s Executive Vice President, Corporate Development, the Company and Mr. Lind entered into an employment agreement and a Severance Benefits Agreement, each dated as of February 1, 2010 (Mr. Lind’s employment agreement together with the Severance Benefits Agreement are collectively referred to herein as the “Lind Employment Agreement”). Mr. Lind is currently entitled to an annual base salary of $255,000 during the term of the Lind Employment Agreement. Mr. Lind is also currently eligible to receive an annual incentive compensation opportunity targeted at 70% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.

James D. Helberg. In connection with his joining the Company in May 2010 as the Company’s Executive Vice President, Product, Marketing and Analytics, the Company and Mr. Helberg entered into an employment agreement and a Severance Benefits Agreement, each dated as of May 25, 2010 (Mr. Helberg’s employment agreement together with the Severance Benefits Agreement are collectively referred to herein as the “Helberg Employment Agreement”). Mr. Helberg is currently entitled to an annual base salary of $270,000 during the term of the Helberg Employment Agreement. Mr. Helberg is also currently eligible to receive an annual incentive compensation opportunity targeted at 70% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.

         Glenn E. Fuller.  In connection with his joining the Company in October 2006 as the Company’s Vice President, Legal Affairs, the Company and Mr. Fuller entered into an employment agreement dated as of October 10, 2006, which agreement has been amended at various dates in connection with Mr. Fuller’s various promotions within the Company.  Mr. Fuller’s employment agreement was most recently amended in connection with his promotion to Executive Vice President, Chief Legal and Administrative Officer and Secretary of the Company in January 2009 and by an Amended and Restated Severance Agreement dated as of September 29, 2008 (Mr. Fuller’s initial employment agreement, as amended, together with the Severance Agreement are collectively referred to herein as the “Fuller Employment Agreement”). Mr. Fuller is currently entitled to an annual base salary of $255,000 during the term of the Fuller Employment Agreement. Mr. Fuller is also currently eligible to receive an annual incentive compensation opportunity targeted at 70% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.

Curtis E. DeWalt.  In connection with his joining the Company in October 2007 as the Company’s Vice President, Finance, the Company and Mr. DeWalt entered into an employment agreement dated as of October 4, 2007, which agreement has been amended at various dates in connection with Mr. DeWalt’s various promotions within the Company.  Mr. DeWalt’s employment agreement was most recently amended in connection with his promotion to Senior Vice President and Chief Financial Officer of the Company in March 2009 and by an Amended and Restated Severance Agreement dated as of September 29, 2008 (Mr. DeWalt’s initial employment agreement, as amended, together with the Amended and Restated Severance Agreement are collectively referred to herein as the “DeWalt Employment Agreement”). Mr. DeWalt is currently entitled to an annual base salary of $250,000.  Mr. DeWalt is also currently eligible to receive an annual incentive compensation opportunity targeted at 55% of his annual base salary based upon annual performance goals and the achievement of such goals, as established and determined by the Compensation Committee.

Potential Payments Upon Termination or Change in Control

Payments and other benefits payable upon various termination and change in control situations are set out as if the conditions for payments had occurred and the terminations or change in control took place on December 31, 2011.  The amounts set forth below are estimates of the amounts which would be paid out to each Named Executive Officer upon termination of employment.  The actual amounts to be paid out can be determined only at the time of such Named Executive Officer’s separation from the Company or change in control.  In addition, it is possible that the Company and the executive may hereafter agree to payments and other benefits that differ materially from those described below.  The table below reflects the amount of compensation to each of the Named Executive Officers in the event of termination of such executive’s employment without cause or for good reason and, upon a change in control.  The disclosures below do not include any additional amounts payable by the Company to Messrs. Fuller and DeWalt in the event the payments are determined to be “excess parachute payments” pursuant to Section 280G of the IRC and do not take into consideration any requirements under Section 409A of the IRC, which could affect, among other things, the timing of payments and distributions.

Termination and Change in Control Estimated Payments Table

Name	Benefit Description	Termination without cause by Company or for good reason by executive not in connection with a Change in Control ($)	Termination without cause by Company or for good reason by executive in connection with a Change in Control ($)	Change in Control not in connection with Termination without cause by Company or for good reason by executive ($)

Jeffrey H. Coats (1)	Lump sum severance payment	420,000	1,300,320	—
	Consulting services payments	—	210,000	—
	Stock-based awards	—	—	—
	Health and welfare benefits	16,915	25,373	—

Stephen D. Lind (2)	Lump sum severance payment	255,000	255,000	—
	Stock-based awards	—	—	—
	Health and welfare benefits	20,026	20,026	—

James D. Helberg (2)	Lump sum severance payment	270,000	270,000	—
	Stock-based awards	—	—	—
	Health and welfare benefits	16,783	16,783	—

Glenn E. Fuller (2)	Lump sum severance payment	255,000	255,000	—
	Stock-based awards	5,543	5,543	5,543
	Health and welfare benefits	25,200	25,200	—

Curtis E. DeWalt (2)	Lump sum severance payment	250,000	250,000	—
	Stock-based awards	4,055	4,055	4,055
	Health and welfare benefits	25,200	25,200	—

(1)
If Mr. Coats’ employment is terminated by the Company without “cause” (as defined in the Coats Employment Agreement) during the term of the Coats Employment Agreement, or if Mr. Coats terminates his employment with “good reason” (as defined in the Coats Employment Agreement) during the term of the Coats Employment Agreement, Mr. Coats is entitled to a lump sum payment equal to his annual base salary, as well reimbursement or payment of the premiums for continuation of his medical, dental and vision insurance benefits under COBRA (Consolidated Omnibus Budget Reconciliation Act) for a period of twelve months after the employment termination date. In the event of a termination of Mr. Coats’ employment, either without cause or by Mr. Coats for good reason, in connection with, or within eighteen months following, a change in control of the Company that occurs during the term of Mr. Coats’s employment, Mr. Coats is entitled to a lump sum payment equal to 1.72 times the sum of his annual base salary and his target annual incentive compensation opportunity.  Mr. Coats will also provide consulting services to the Company or its successor for a period of one year after the date of the change in control and will receive compensation equal to 50% of his base annual salary for those consulting services. The Company is not obligated to make additional payments to Mr. Coats to compensate for his additional tax obligations if Mr. Coats’ compensation is deemed to be excess parachute payments under the IRC. Payment of the severance benefits is conditioned on Mr. Coats’ execution of a general release of claims in favor of the Company. The Coats Employment Agreement contains confidentiality and non-solicitation provisions that extend beyond termination.

(2)
If the named executive officer’s employment is terminated by the Company without “cause” (as defined in the named executive officer’s employment agreement, which definition includes a termination of employment in connection with or as a result of a change in control) during the term of the named executive officer’s employment agreement or if the named executive officer terminates the named executive officer’s employment with “good reason” (as defined in the named executive officer’s employment agreement, which definition includes a failure or refusal of an acquiror of the Company to assume the named executive officer’s severance arrangements in connection with a change in control of the Company) during the term of the named executive officer’s employment agreement, the named executive officer  is entitled to (i) a lump sum payment equal to the named executive officer’s annual base salary (determined as the highest annual base salary paid to the named executive officer while employed by the Company); (ii) continuation of Autobytel medical, dental, vision, life and disability insurance benefits for the named executive officer and the named executive officer’s eligible dependents (at the time of termination) for twelve months; and (iii) outplacement services for twelve months. Payment of the severance benefits to a named executive officer is conditioned on the named executive officer’s execution of a release in favor of the Company. Unvested stock options may vest upon (i) a termination of employment without cause by the Company or for good reason by the named executive officer; or (ii) a change in control if coupled with a termination of employment by the Company without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options as provided in the applicable plan pursuant to which the options were granted or the applicable option award agreement. For stock options the amount represents the positive difference between the closing price of the Company’s stock at year-end and the exercise price of the stock option. For Messrs. Fuller and DeWalt only, if it is determined that any amount paid, distributed or treated as paid or distributed (whether paid or payable or distributed or distributable pursuant to the terms of their respective employment agreements. any stock option agreement between the named executive officer and the Company or otherwise) by the Company to or for the benefit of the named executive officer is deemed to be parachute payments under the IRC, then the Company has agreed to make additional payments to named executive officer to compensate for the named executive officer’s additional tax obligations.

Under the employment agreements with each of the named executive officers, “cause” will generally be deemed to exist when the individual has been convicted of a felony, has engaged in willful misconduct or gross dishonesty that has a materially injurious effect on the Company’s business or reputation, or has materially failed to consistently discharge his duties for thirty days after notice, subject to a cure period in some events; “termination without cause” will generally be deemed to occur if Autobytel terminates the named executive officer for any reason other than cause or no reason at all, or the termination by the executive officer for good reason. “Good reason” will generally exist when the named executive officer’s duties and responsibilities, compensation or benefits have been materially decreased; when the named executive officer has been required to relocate; when the Company has breached the Company’s agreement with the named executive officer; or a successor company fails to assume the agreement following a change in control.  In general, a “change in control” of the Company is deemed to occur if (i) the Company sells all or substantially all of the Company’s assets; (ii) as a result of transactions a person or group becomes the beneficial owner of more than 50% of the Company’s Common Stock; or (iii) a majority of the Company’s directors in office are not nominated for election or elected to the Board of Directors with the approval of two-thirds of the directors who are in office just prior to the time of such nomination or election.

Director Compensation

The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s non-employee directors for the year ended December 31, 2011:

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Michael J. Fuchs	75,000	15,106	90,106
Mark N. Kaplan	72,000	15,106	87,106
Jeffrey M. Stibel	32,000	15,106	47,106
Janet M. Thompson	54,000	15,106	69,106
Mark R. Ross (2)	16,000	—	16,000

(1)
25,000 option awards granted on June 23, 2011 at an exercise price of $0.98 per share.  The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by the Company’s directors. The option award amounts represent the aggregate grant date fair value of the option awards, as estimated for financial statement purposes in accordance with FASB ASC Topic 718.  For additional information regarding assumptions made in these valuations, refer to Note 8 of the “Notes to Consolidated Financial Statements” in Part IV, Item 15- Exhibits and Financial Statement Schedules of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 accompanying this Proxy Statement.

(2)	Mr. Ross resigned his position as a member of the Board of Directors effective April 26, 2011.

        The Company’s directors who are not full time employees receive cash compensation for service on the Company’s Board of Directors or any committee or subcommittee thereof. These directors receive the following fees: (i) annual fee of $20,000 payable quarterly and (ii) $1,000 for each board or committee meeting attended, whether by phone or in person, with the Chairman of the Board or committee, as applicable, receiving $2,000 for each such meeting rather than $1,000. In addition, directors are reimbursed for expenses incurred in connection with attendance at Board and committee or subcommittee meetings. In addition to the foregoing annual and meeting fees, each of the Chairman of the Board and the Chairman of the Audit Committee is entitled to a $25,000 annual retainer payable quarterly; the Chairman of the Compensation Committee is entitled to a $10,000 annual retainer payable quarterly; and the Chairman of the Corporate Governance and Nominations Committee is entitled to a $5,000 annual retainer payable quarterly. The retainers were established based on market data provided by the Compensation Committee’s independent consultant and an internal assessment of the amount of time required by the individuals involved to devote to company matters.

After consultation with the Company’s independent compensation consultant, the Board of Directors approved the annual granting of up to 25,000 stock options to each non-employee director from the Company’s 2010 Equity Incentive Plan. To receive these option grants, a director must be a non-employee director at the time of grant and the director must have served on the Board of Directors for at least six months. The options grant dates will be determined by the Board, but is anticipated to be made in conjunction with the Company’s Annual Meeting of stockholders. These options will have a term of seven years and will vest in their entirety and become exercisable on the first anniversary of the grant date, provided that the option holder continues to serve as a director on such applicable date. The exercise price of these options shall be 100% of the fair market value per share of Common Stock on the date of the grant of the option. The Board has also approved the initial award of options to purchase 30,000 shares of Common Stock to each non-employee director on the date on which the person first becomes a non-employee director.

Directors who are also full time employees do not receive any additional compensation for their service as directors.

Equity Compensation Plans

The following table summarizes information, as of December 31, 2011, relating to the Company’s equity compensation plans pursuant to which the Company’s Common Stock may be issued (or that have options outstanding under expired or terminated plans).

	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plan Category
Equity compensation plans approved by stockholders(1)	6,633,780	$1.21	2,997,614
Equity compensation plans not approved by stockholders(2)	1,103,741	$1.76	—

Total	7,737,521	$1.29	2,997,614

(1)
Includes the Company’s 1996 Stock Incentive Plan, 1996 Employee Stock Purchase Plan, 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Stock Option Plan, Amended and Restated 2001 Restricted Stock and Option Plan, 2004 Restricted Stock and Option Plan and 2010 Equity Incentive Plan. Only the 2010 Equity Incentive Plan is available for future stock option or other equity-based awards.

(2)
Includes the Company’s 1999 Employee and Acquisition Related Stock Option Plan and 2006 Inducement Stock Option Plan, neither of which plans are available for future stock option or other equity-based awards.

2010 Equity Incentive Plan.  The Company’s 2010 Equity Incentive Plan (“2010 Equity Incentive Plan”) was adopted by the Board of Directors on March 31, 2010, and approved by the stockholders on June 24, 2010 at the 2010 Annual Meeting. The 2010 Equity Incentive Plan will expire on June 24, 2020, the 10th anniversary of the date of its approval by stockholders, except with respect to awards then outstanding, and no further awards may be granted thereafter.

The 2010 Equity Incentive Plan is the only equity compensation plan of the Company currently available for future stock option or other equity-based awards.

1999 Employee and Acquisition Related Stock Option Plan. The Company’s 1999 Employee and Acquisition Related Stock Option Plan (“1999 Employee and Acquisition Option Plan”) was approved by the Board of Directors in September 1999 and was not submitted to the Company’s stockholders for approval. The 1999 Employee and Acquisition Option Plan expired on September 22, 2009 and is no longer available for the granting of new options under this plan. The term of awards granted under the 1999 Employee and Acquisition Option Plan may not exceed 10 years. Awards under the 1999 Employee and Acquisition Option Plan may provide for the acceleration of the vesting of awards in the event of a termination of a participant’s employment by the Company without cause or by the participant for good reason. The stock option agreements for options granted under the 1999 Employee and Acquisition Option Plan generally provide that the options must be exercised within three months of the end of the option holder’s status as an employee or consultant of Autobytel, or within twelve months after such option holder’s termination by death or disability, but in no event later than the expiration of the option’s term. The 1999 Employee and Acquisition Option Plan states that, unless otherwise provided in the relevant stock option agreement, upon (i) a sale of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, all rights of optionees with respect to the unexercised portion of any option awarded under the 1999 Employee and Acquisition Option Plan will become immediately vested and may be exercised immediately, except to the extent that any agreement or undertaking of any party to any such merger, consolidation or sale or transfer of assets makes specific provisions for the assumption or continuation of the obligation of the Company with respect to the 1999 Employee and Acquisition Option Plan.

2006 Inducement Stock Option Plan. In June 2006, the 2006 Inducement Stock Option Plan (“2006 Inducement Option Plan”) was approved by the Board of Directors and was not submitted to the Company’s stockholders for approval. Effective as of the approval of the Company’s 2010 Equity Incentive Plan by the Company’s stockholders at the 2010 Annual Meeting, no new grants or awards will be made under the 2006 Inducement Option Plan. The term of awards granted under the 2006 Inducement Option Plan may not exceed 10 years. Awards under the 2006 Inducement Option Plan may provide for the acceleration of the vesting of awards in the event of a termination of a participant’s employment by the Company without cause or by the participant for good reason. The stock option agreements for options granted under the 2006 Inducement Option Plan generally provide that the options must be exercised within three months of the end of the option holder’s status as an employee or consultant of Autobytel, or within twelve months after such option holder’s termination by death or disability, but in no event later than the expiration of the option’s term. The 2006 Inducement Option Plan states that, unless the award agreement provides differently, the unvested portion of the awards will immediately become vested upon any merger (other than a merger in which Autobytel is the surviving entity and the terms remain unchanged as compared to the terms prior to the merger), consolidation, or sale or transfer of the Company’s assets, except if the options are assumed by the acquiring party.  Unless the award agreement provides differently, upon any liquidation or dissolution of Autobytel, all the rights to any portion of unvested awards will end, and the awards will be canceled at the time of the liquidation or dissolution unless the relevant dissolution or liquidation plan provides otherwise.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon the Company’s review of forms filed by directors, officers and beneficial owners of more than ten percent of  the Company’s Common Stock (“Section 16 Reporting Persons”) pursuant to Section 16 of the Securities Exchange Act and written representations, the Company is not aware of any failures by the Section 16 Reporting Persons to file on a timely basis the forms required to be filed by them pursuant to Section 16 of the Securities Exchange Act during the most recent fiscal year, except that due to administrative oversight on the part of the Company, Mark Kaplan, Michael Fuchs, Janet Thompson and Jeffrey Stibel did not timely report the June 23, 2011 grant of 25,000 stock options to each of them, which oversight was corrected on June 28, 2011.

TRANSACTION OF OTHER BUSINESS AT ANNUAL MEETING

As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the Annual Meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

FUTURE STOCKHOLDER NOMINATIONS AND PROPOSALS

In order to be included in Autobytel’s proxy materials for the 2013 annual meeting, any proposal must be received by January __________[11], 2013 and otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act.

In addition, Autobytel’s bylaws establish advance notice procedures with regard to stockholder nominations for the election of directors or other business to be properly brought before an annual meeting. For nominations or other business to be properly brought before the meeting by a stockholder, a stockholder must provide written notice delivered to the Secretary of Autobytel no less than ninety (90) nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting. The notice must contain specified information and representations concerning the stockholder (and the beneficial owner, if any, on whose behalf the nomination or proposal is made), the nominee(s) or other business. However, in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, the stockholder must deliver the notice not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Autobytel. Notwithstanding compliance with the foregoing advance notice provisions, unless required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting, to present the nomination or other business, the nomination will be disregarded and other business will not be transacted, notwithstanding that proxies in respect of the nomination or other business may have been received by Autobytel. All notices of nominations or proposals by stockholders, whether or not to be included in Autobytel’s proxy materials, should be sent to Autobytel Inc., 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, Attention: Secretary. A copy of the full text of the bylaw provision discussed above may be obtained by writing to the Secretary of Autobytel.

Autobytel reserves the right to reject, rule out of order, or take other appropriate action with respect to any nominations or proposals that do not comply with these and other applicable requirements.

Because Autobytel did not have timely notice of any other matters to be brought before the Annual Meeting, the enclosed proxy card confers discretionary authority to vote on any other matters that may be presented at the meeting.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

If requested, Autobytel will furnish you with a copy of any exhibit listed on the exhibit index to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 upon payment of a reasonable copy fee.

By Order of the Board of Directors

Jeffrey H. Coats
President and Chief Executive Officer

May __, 2012

Appendix A

FOURTH CERTIFICATE OF AMENDMENT
TO THE FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF AUTOBYTEL INC.

A Delaware Corporation

Autobytel Inc., a corporation organized and existing under the laws of the State of Delaware (“Corporation”), hereby certifies that:

1. The name of this Corporation is Autobytel Inc.
2. Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment hereby amends the provisions of the Corporation’s  Fifth Amended and Restated Certificate of Incorporation by deleting Paragraph A of Article IV and substituting therefor a new Paragraph A to read in its entirety as follows:

ARTICLE IV

“A. Classes of Stock. This Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is two hundred eleven million four hundred forty-five thousand one hundred eighty-seven  (211,445,187).The number of shares of Common Stock authorized to be issued is two hundred million (200,000,000), par value $0.001 per share. The number of shares of Preferred Stock authorized to be issued is eleven million four hundred forty-five thousand one hundred eighty-seven (11,445,187), par value $0.001 per share.   Upon this Certificate of Amendment becoming effective pursuant to the Delaware General Corporation Law (“Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified as, and shall be combined and changed into, a smaller number of shares such that each three to five shares of issued Common Stock immediately prior to the Effective Time shall be reclassified into and become one share of Common Stock, the exact reverse split ratio within such three-to-five range to be determined by the Board of Directors of the Corporation and publicly announced by the Corporation prior to the Effective Time.  Notwithstanding the foregoing,  no fractional shares shall be issued and, in lieu thereof, and upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time, shall be entitled to receive cash for such holder’s fractional share based upon the average of the closing prices of the Common Stock on The Nasdaq Capital Market for the five trading days immediately preceding the date the reverse stock is effective.  From and after the Effective Time, certificates representing Common Stock outstanding immediately prior to the Effective Time shall represent the number of whole shares of Common Stock into which the Common Stock shall have been reclassified pursuant to the foregoing provisions, provided, however, that any dividends or other distributions that may be declared after the Effective Time with respect to the number of post-reverse split shares of Common Stock represented by that certificate will be withheld by the Corporation until that certificate has been properly presented for exchange, at which time all such withheld dividends that have not yet been paid to a public official pursuant to relevant abandoned property or escheat laws will be paid to the holder thereof or the holder’s designee, without interest.”

C: The foregoing amendment to the Fifth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
[Remainder of Page Intentionally Left Blank]

A-1

IN WITNESS WHEREOF, Autobytel Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Glenn E. Fuller, its Executive Vice President, Chief Legal and Administrative Officer and Secretary, this [      ] day of _______, 20__.

Autobytel Inc.

______________________________________
Glenn E. Fuller
Executive Vice President, Chief Legal and Administrative Officer and Secretary

A-2

autobytel

Your Lifetime Automotive Advisor™

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
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ADD 6

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors proposes and recommends a vote FOR the nominee listed and FOR Proposals 2 and 3.

1. ELECTION OF CLASS II DIRECTOR:

	For	Withhold
01 - MARK N. KAPLAN	☐	☐

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Signatures should agree with the names printed hereon. When signing as executor, administrator, trustee, guardian or attorney, please give the title as such. For joint accounts or co-fiduciaries, all joint owners or co-managers should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

autobytel®
Your Lifetime Automotive Advisor™

Proxy — AUTOBYTEL INC.

Jeffrey Coats, Curtis DeWalt and Glenn Fuller and each of them, with full power of substitution, are hereby authorized to represent and to vote as directed on this proxy the shares of Common Stock of Autobytel Inc. held of record by the undersigned on The Record Date at the Annual Meeting of Stockholders to be held on June 21, 2012, and at any adjournments or postponements, as if the undersigned were present and voting at the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR THE NOMINEE NAMED IN THIS PROXY UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.

ALL OTHER PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE SHARES OF STOCK OF AUTOBYTEL INC. THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF ARE HEREBY EXPRESSLY REVOKED.

Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.